Filed Pursuant to Rule 424(b)(5)
Registration No. 333-263304

Prospectus Supplement

(To Prospectus dated April 11, 2022)

JPMORGAN CHASE & CO.

Dividend Reinvestment Plan

This prospectus supplement sets forth the terms and conditions of the JPMorgan Chase & Co. Dividend Reinvestment Plan (the “Reinvestment Plan”). The Reinvestment Plan provides an eligible participant (as defined below) with a method of investing in our common stock by reinvesting the cash dividends that such participant receives on the vested shares of our common stock acquired by such participant via the JPMorgan Chase & Co. Long-Term Incentive Plan (the “LTIP”) and held in an account held through the Administrator’s (as defined below) designated broker (the “Designated Broker”), without incurring any trading fees or service charges on the reinvestment through the Reinvestment Plan.

This prospectus supplement relates to the issuance of up to 2,000,000 shares of our common stock under the Reinvestment Plan. Our common stock is listed on the New York Stock Exchange under the symbol “JPM.” On September 26, 2024, the last reported sale price of our common stock on the New York Stock Exchange was $209.78 per share.

See “Risk Factors” on page S-4 for matters to consider before participating in the Reinvestment Plan or before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock or determined that this prospectus supplement or the attached prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

September 27, 2024

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the attached prospectus and any relevant free writing prospectus. We have not authorized anyone to provide you with any other information. If you receive any information not authorized by us, you should not rely on it.

We are offering to sell the common stock only in places where sales are permitted.

You should not assume that the information contained or incorporated by reference in this prospectus supplement or the attached prospectus or any relevant free writing prospectus is accurate as of any date other than its respective date.

TABLE OF CONTENTS

Prospectus Supplement

Risk Factors

Your investment in our common stock will involve certain risks. You should carefully consider the following discussion of risks and the other information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2023, and all subsequent filings under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), before deciding whether an investment in the common stock is suitable for you. We refer to JPMorgan Chase & Co. in this prospectus supplement as “JPMorgan Chase”, “we”, “our” or “us”.

If any of the risks and uncertainties described in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein actually occur, our business, financial condition and results of operation could be impaired in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and participants in the Reinvestment Plan (each a “participant” and, collectively, “participants”) may lose part or all of their respective investments.

Risks related to participation in the Reinvestment Plan include but are not limited to:

•	Participants will not know the price of the shares of our common stock that they are purchasing under the Reinvestment Plan at the time that they elect to have their dividends reinvested;

•	There is no price protection for participants’ shares purchased through the Reinvestment Plan; and

•	Shares purchased through the Reinvestment Plan will be exposed to changes in market conditions, and participants may not be able to direct the specific time or price at which their shares are sold.

JPMorgan Chase & Co.

JPMorgan Chase is a leading financial services firm based in the United States, with operations worldwide. JPMorgan Chase is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, JPMorgan Chase serves millions of customers, predominantly in the United States, and many of the world’s most prominent corporate, institutional and government clients globally.

JPMorgan Chase is a financial holding company and was incorporated under Delaware law on October 28, 1968. JPMorgan Chase’s principal bank subsidiary is JPMorgan Chase Bank, N.A., a national banking association with U.S. branches in 48 states and Washington, D.C. JPMorgan Chase’s principal nonbank subsidiary is J.P. Morgan Securities LLC, a U.S. broker-dealer. JPMorgan Chase’s principal operating subsidiaries outside the United States are J.P. Morgan Securities plc and J.P. Morgan SE, which are subsidiaries of JPMorgan Chase Bank, N.A. and are based in the United Kingdom and Germany, respectively.

The principal executive office of JPMorgan Chase is located at 383 Madison Avenue, New York, New York 10179, U.S.A., and its telephone number is (212) 270-6000.

Where You Can Find More Information About JPMorgan Chase

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public on the website maintained by the SEC at http://www.sec.gov. Such documents, reports and information are also available on our website at https://jpmorganchaseco.gcs-web.com/financial-information/sec-filings. Websites that are cited or referred to in this prospectus supplement or the accompanying prospectus do not constitute part of this prospectus supplement or the accompanying prospectus.

The SEC allows us to “incorporate by reference” in this prospectus supplement and the accompanying prospectus the information in documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information.

We incorporate by reference (i) the documents listed below and (ii) any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering under this prospectus supplement is completed, other than, in each case, those documents or the portions of those documents that are furnished and not filed:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024 and June 30, 2024; and

•

our Current Reports on Form 8-K filed with the SEC on January 12, 2024, January  16, 2024, January  18, 2024, January  23, 2024, January  25, 2024, March  12, 2024, March  21, 2024, April  8, 2024, April  12, 2024, April  22, 2024, May  6, 2024, May  23, 2024, June  3, 2024, June  28, 2024, July  12, 2024, July  22, 2024, July  24, 2024 and August 20, 2024.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Office of the Secretary

JPMorgan Chase & Co.

383 Madison Avenue

New York, New York 10179

212-270-6000

Use of Proceeds

We do not know how many shares of our common stock we will sell under the Reinvestment Plan or the prices at which any sales will be made. We will contribute the net proceeds that we receive from the sale of the shares of our common stock under the Reinvestment Plan to our “intermediate holding company” subsidiary, JPMorgan Chase Holdings LLC, which will use those net proceeds for general corporate purposes. General corporate purposes may include investments in our subsidiaries, payments of dividends to us, extensions of credit to us or our subsidiaries or the financing of possible acquisitions or business expansion. Net proceeds may be temporarily invested pending application for their stated purpose. Dividends on our common stock, as well as redemptions or repurchases of our outstanding common stock, will be made using amounts we receive as dividends or extensions of credit from JPMorgan Chase Holdings LLC or as dividends from JPMorgan Chase Bank, N.A.

Description of the Reinvestment Plan

The following is a question-and-answer statement of the terms of the Reinvestment Plan as in effect on the date of this prospectus supplement.

1.	What is the purpose of the Reinvestment Plan?

The Reinvestment Plan provides an eligible participant (as defined below) with a method of investing in our common stock by reinvesting the cash dividends that such participant receives on the vested shares of our common stock that such participant acquired via the LTIP and holds in an account held through the Designated Broker. Reinvestments under the Reinvestment Plan will not incur any trading fees or service charges. The Designated Broker is currently Global Shares Financial Services Inc. (“GSFS”), a broker-dealer subsidiary of

JPMorgan Chase (and an affiliate of Workplace Solutions (as defined below)). Subject to Question 14 (Does the Reinvestment Plan permit fractional shares?), the Reinvestment Plan allows a participant to reinvest all of such participant’s common stock dividends in additional shares of our common stock. The shares available under the Reinvestment Plan will be issued directly by us from authorized but unissued shares or treasury shares. For information on our use of proceeds from the sale of these shares, see above under the heading “Use of Proceeds”.

2.	What are the possible advantages of participating in the Reinvestment Plan?

By electing to participate in the Reinvestment Plan, a participant can benefit from the following advantages:

•	Automatic Acquisition of Additional Shares. Participants automatically acquire additional shares of our common stock by reinvesting cash dividends.

•

No Trading Fees or Service Charges for Reinvestment. Participants do not incur any trading fees or service charges in connection with their reinvestment of dividends in our common stock through the Reinvestment Plan.

3.	What are some possible disadvantages or risks of participating in the Reinvestment Plan?

•	A participant’s investment in the shares issued pursuant to the Reinvestment Plan will be exposed to changes in market conditions and changes in the market value of shares of our common stock.

•

Although we describe generally in this prospectus supplement how the price of any common stock purchase will be determined, a participant will not know the price at which shares of our common stock will be purchased under the Reinvestment Plan at the time that such participant elects to participate in the Reinvestment Plan.

•

A participant will have no control over the timing or price at which shares are purchased under the Reinvestment Plan. A participant will bear the market risk associated with fluctuations in our common stock between the time that such participant authorizes a transaction and until the completion of the applicable transaction.

•

Distributions on shares of our common stock issued under the Reinvestment Plan and held in a participant’s brokerage account with the Designated Broker that are reinvested in additional shares will be treated for U.S. federal income tax purposes as taxable distributions to such participant. These distributions may give rise to a liability for the payment of income tax without providing such participant with the immediate cash to pay the tax when it becomes due.

•

A participant’s ability to pledge shares issued under the Reinvestment Plan and held in such participant’s brokerage account with the Designated Broker will be controlled by the terms and conditions applicable to such account.

•	No interest is paid on dividends held pending reinvestment or residual cash left after the purchase of whole shares.

4.	Who administers the Reinvestment Plan?

The Reinvestment Plan administrator (the “Administrator”) is Global Shares, Inc. (“Workplace Solutions”), which is our indirect, wholly owned subsidiary. The contact information for the Administrator is as follows:

First Class, Registered, or Certified Mail:

Global Shares, Inc.

575 Washington Blvd, Floor 09

Jersey City, New Jersey 07310

Telephone: +1 646-968-0653

Telephone (Europe): +353 818-000-079

Telephone (UK): +44 330-808-1845

Customer service representatives are available

Monday to Friday from 8:00 a.m. to 11:00 p.m. GMT.

The Administrator, which also serves as the share plan administrator for the LTIP, is responsible for enrolling participants in the Reinvestment Plan, maintaining records and performing other administrative duties related to the Reinvestment Plan. GSFS, our indirect, wholly owned subsidiary, provides brokerage services for LTIP participants and will process the purchase of shares of our common stock issued under the Reinvestment Plan on behalf of Reinvestment Plan participants.

Neither we nor the Administrator, nor the Designated Broker, will be liable for any act done in good faith or for any good faith omission to act. Without limiting the foregoing, neither we nor the Administrator, nor the Designated Broker, will be liable for any claim relating to a failure to terminate the participation in the Reinvestment Plan upon a participant’s death, any prices at which shares are purchased pursuant to the Reinvestment Plan, the time at which any purchase is made under the Reinvestment Plan and/or any fluctuation in the market value of our common stock. Neither we nor the Administrator, nor the Designated Broker, can provide any assurance of profit from participation in the Reinvestment Plan, nor can the Administrator or the Designated Broker provide any protection from loss on the value of our common stock.

5.	How much does it cost to participate in the Reinvestment Plan?

Participants will not incur fees or service charges for their purchases of our common stock under the Reinvestment Plan. We will pay all administrative costs, as well as all fees, commissions and other expenses incurred in connection with purchases of our common stock under the Reinvestment Plan. However, participants may incur certain costs if they sell shares upon their withdrawal from the Reinvestment Plan.

6.	Who is eligible to participate in the Reinvestment Plan?

Only individuals who have received or will receive fully vested shares of our common stock issued under the LTIP and who continue to hold such shares of our common stock in their respective brokerage accounts with the Designated Broker (each an “eligible participant” and, collectively, “eligible participants”) are eligible to participate in the Reinvestment Plan, to the extent not prohibited by cross-border restrictions. After electing to participate in the Reinvestment Plan, a participant may continue to participate in the Reinvestment Plan, even after such participant ceases to be employed by JPMorgan Chase, as long as such participant continues to hold at least one full share of our common stock issued under the LTIP in their brokerage account with the Designated Broker. Participants may only participate in respect of our common stock that is held in a brokerage account with the Designated Broker. A participant may not transfer their right to participate in the Reinvestment Plan to another person.

7.	How does an eligible participant join the Reinvestment Plan?

An eligible participant may enroll in the Reinvestment Plan through the equity compensation platform provided by Workplace Solutions (the “Participant Portal”).

8.	When may an eligible participant join the Reinvestment Plan?

An eligible participant may join the Reinvestment Plan at any time during which they are eligible. If the Administrator receives an eligible participant’s dividend reinvestment election before 11:59.59 p.m. U.S. Eastern Time on the day before the payment date of any dividend payable in respect of our common stock (the “Election Deadline”), reinvestment of dividends will begin with that dividend payment. However, if the Administrator receives an eligible participant’s dividend reinvestment election at or after such time, reinvestment of dividends will begin with the following dividend payment date, unless such eligible participant has subsequently elected not to participate in the Reinvestment Plan prior to the Election Deadline for such following payment date. The Administrator will not provide eligible participants with advance notice of upcoming dividend payments and Election Deadlines.

9.	What options are available to an eligible participant upon joining the Reinvestment Plan?

An eligible participant may elect to automatically reinvest dividends on all fully vested shares of our common stock issued pursuant to the LTIP that are held in a brokerage account with the Designated Broker when such eligible participant joins the Reinvestment Plan. The Reinvestment Plan does not permit partial dividend reinvestment.

10.	How can a participant change elections made under the Reinvestment Plan after joining?

A participant may change any election made under the Reinvestment Plan through the Participant Portal at any time. However, if the Administrator receives a participant’s change in election on or after the Election Deadline, such participant’s change in election will not take effect until the dividend payment date following the next Election Deadline. The Administrator will not provide participants with advance notice of upcoming dividend payments and Election Deadlines.

11.	How many shares of common stock will be purchased for a Reinvestment Plan participant?

The number of whole shares purchased for a participant under the Reinvestment Plan will depend on the purchase price of our common stock at the time of the reinvestment. Each participant will receive the number of shares of our common stock equal to (i) the total dollar amount of dividends to be invested by the participant (including any residual cash as described in Question 14 (Does the Reinvestment Plan permit fractional shares?) and Question 16 (Will a participant receive dividends on the shares of common stock that are purchased under the Reinvestment Plan?)) divided by (ii) the purchase price per share of our common stock, rounded down to the nearest number of whole shares.

12.	When will shares of common stock be purchased under the Reinvestment Plan?

Subject to Question 8 (When may an eligible participant join the Reinvestment Plan?), purchases of shares of our common stock will be made following the dividend payment date of our common stock. Each participant will be credited following that dividend payment date with the number of shares of our common stock purchased for such participant under the Reinvestment Plan.

13.	At what price will shares of common stock be purchased under the Reinvestment Plan?

The price per share to all participants that elected to reinvest an applicable dividend payment will be the average, computed to the nearest ten thousandth (four decimal places) of the daily high and low sale prices of our common stock on the New York Stock Exchange on such dividend payment date.

14.	Does the Reinvestment Plan permit fractional shares?

No. Participants in the Reinvestment Plan can only reinvest in whole shares. Any residual cash left after the purchase of whole shares will be credited to the participant’s account and, if the participant remains a participant in respect of future dividends, the residual cash that remains credited to the participant’s account will be aggregated with such future dividends for purposes of reinvestment. Interest will not be paid on funds held pending investment.

15.	Does the Reinvestment Plan permit voluntary cash purchases?

No. The Reinvestment Plan does not permit voluntary cash purchases. Only the cash dividends on a participant’s shares of our common stock held in a brokerage account with the Designated Broker may be used for purchases of additional shares of our common stock under the Reinvestment Plan.

16.	Will a participant receive dividends on the shares of common stock that are purchased under the Reinvestment Plan?

Yes. Cash dividends subsequently paid on shares of our common stock that were purchased under the Reinvestment Plan and are held in a brokerage account with the Designated Broker can also be reinvested and used to purchase additional shares of our common stock under the Reinvestment Plan. A participant’s dividends on these shares will be automatically reinvested to purchase additional shares of our common stock in accordance with such participant’s reinvestment election.

17.	Will certificates be issued for shares of common stock purchased under the Reinvestment Plan?

No. Shares of our common stock purchased under the Reinvestment Plan will be held in “street name” by the Designated Broker for the participant’s account. This means that such shares will not be registered directly in the participant’s name, but the Designated Broker will maintain records identifying the participant as the beneficial owner.

18.	What reports will be sent to participants?

The Designated Broker will deliver written notification to participants of the information required by Rule 10b-10 under the Exchange Act, as applicable. Each participant will also be able to see sales, purchases, balances, prices, dividends reinvested and other information in the participant’s account with the Designated Broker. Other communications will be delivered in accordance with the terms and regulations governing a participant’s account at the Designated Broker.

19.	How can a participant sell, transfer or withdraw shares purchased under the Reinvestment Plan?

A participant may sell, transfer or withdraw shares purchased under the Reinvestment Plan that are held in such participant’s brokerage account at the Designated Broker pursuant to the terms and conditions applicable to such account.

20.	Are there any special restrictions on the sale or transfer of shares of our common stock purchased under the Reinvestment Plan?

Participants who are considered “affiliates” of JPMorgan Chase as defined in Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended (the “Securities Act”), which include directors and certain senior executive officers, and participants who are no longer “affiliates” but were “affiliates” at any time in the past three months, may only sell their shares of our common stock acquired under the Reinvestment Plan in compliance with the resale provisions of Rule 144 or as otherwise permitted under the Securities Act. Additional restrictions may apply under non-U.S. law. Furthermore, regardless of a participant’s relationship to JPMorgan Chase, a participant may not sell shares of our common stock if they are in possession of any material nonpublic information concerning JPMorgan Chase or its securities.

In addition, as employees of JPMorgan Chase, participants are bound to and urged to review all internal documents, policies and communications in respect of transactions in our common stock, including but not limited to the Code of Conduct, the Personal Account Dealing Policy and the Trading in JPMC Securities Supplement, which stipulate certain restrictions on a participant’s ability to make, and the timing of, their sales of our common stock.

If a participant is subject to window restrictions, such participant is only permitted to conduct a transaction involving our common stock during an open “window period”. If a participant is uncertain whether a transaction is subject to a window restriction, such participant may contact the firm’s Personal Account Dealing group with questions. In addition, certain participants as set forth in, among other places, the Code of Conduct, the Personal Account Dealing Policy and the Trading in JPMC Securities Supplement are required to obtain preclearance of certain transactions through designated channels.

Finally, any sale or transfer of shares of our common stock acquired under the Reinvestment Plan are also subject to the terms and conditions applicable to the brokerage account in which they are held.

21.	May a participant discontinue reinvestment of dividends?

Participation in the Reinvestment Plan is completely voluntary. A participant may discontinue their reinvestment of dividends under the Reinvestment Plan through the Participant Portal at any time by either submitting a request to discontinue the reinvestment of dividends or by transferring all of the shares held in such participant’s brokerage account at the Designated Broker to another broker. However, if the Administrator receives a participant’s request to discontinue the reinvestment of dividends on or after the Election Deadline for any dividend payment date, such participant’s request to discontinue will not take effect until after the dividend payment date. Neither the Administrator nor the Designated Broker will provide participants with advance notice of upcoming dividend payments and Election Deadlines.

22.	What happens if JPMorgan Chase has a common stock rights offering, issues a common stock dividend or declares a common stock split?

If a participant is entitled to participate in a rights offering, such entitlement will be based upon such participant’s total holdings. As a holder of shares of our common stock in “street name” through the Designated Broker, a participant must instruct the Designated Broker whether to exercise such rights on their behalf. Any shares that we distribute as a result of a stock dividend or stock split on shares held in a participant’s brokerage account with the Designated Broker will be credited to such participant’s account in accordance with the terms and conditions of such account.

23.	How will shares issued under the Reinvestment Plan be voted at a meeting of stockholders?

All shares issued to participants under the Reinvestment Plan will be held in “street name” with the Designated Broker for the participant’s account. The Designated Broker will vote a participant’s shares in accordance with the voting instructions received by such participant.

24.	May the Reinvestment Plan be changed or discontinued?

We reserve the right to suspend, terminate or modify the Reinvestment Plan at any time. Participants will be notified of any such suspension, termination or modification.

If, after an eligible participant’s election to join the Reinvestment Plan, we subsequently terminate the Reinvestment Plan and establish another dividend reinvestment plan, unless such participant instructs us otherwise, we will automatically enroll such participant in the new plan.

25.	May a participant pledge or encumber the shares in their Designated Broker account?

A participant’s ability to pledge or encumber the shares held in the participant’s Designated Broker account, including any shares issued under the Reinvestment Plan, will be controlled by the terms and conditions applicable to such brokerage account.

26.	What are the federal income tax consequences of participation in the Reinvestment Plan?

Shares of our common stock purchased with a participant’s reinvested dividends under the Reinvestment Plan will be treated as having received a taxable dividend equal to the fair market value of the shares of our common stock purchased for a participant under the Reinvestment Plan with those dividends on the dividend payment date, rather than the amount of cash dividends otherwise payable to such participant. For this purpose, “fair market value” is based on 100% of the average of the high and low market prices on the dividend payment date.

A participant’s tax basis in the shares of our common stock purchased with reinvested dividends will equal the amount treated as a taxable dividend, as described above, and the holding period for such shares for tax purposes will begin on the day after the applicable dividend payment date.

A participant will not realize taxable income on the receipt of shares of our common stock credited to their brokerage account pursuant to the Reinvestment Plan, either upon withdrawal of those shares from the brokerage account or upon termination of the Reinvestment Plan. Any cash received in lieu of a fractional share held in your account will be treated as an amount realized on the sale of the fractional share. You therefore will recognize gain or loss for U.S. federal income tax purposes equal to any difference between the amount of cash received for a fractional share and your tax basis in the fractional share.

The Administrator may be required to withhold on all dividend payments to a stockholder if (i) such stockholder has failed to furnish his or her taxpayer identification number, which for an individual is his or her social security number, (ii) the Internal Revenue Service has notified us that the stockholder has failed to properly report interest or distributions or (iii) the stockholder has failed to certify, under penalty of perjury, that he or she is not subject to backup withholding. In the case of a stockholder who is subject to backup withholding tax on distributions under the Reinvestment Plan, the amount of the tax to be withheld will be deducted from the amount of the cash dividend and only the reduced amount will be reinvested in shares pursuant to the Reinvestment Plan.

We will report to each participant and the Internal Revenue Service information sufficient to inform each such participant of the amounts that will constitute dividend income as described above.

This discussion is intended only as a general discussion of the current U.S. federal income tax consequences of participation in the Reinvestment Plan. We urge participants to consult with their own respective tax advisors as to the U.S. federal, state, local and foreign tax implications of their participation in the Reinvestment Plan, including the effect of any changes in law or regulation after the date of this prospectus supplement.

27.	How will income tax withholding provisions be applied to foreign participants?

If a participant is a foreign participant whose income is subject to U.S. federal income tax withholding, for purposes of calculating the amount to be withheld, we will treat such foreign participant as having received the same amount of dividend income as if such participant were a domestic participant. The amount of tax will be withheld from such foreign participant’s dividend income and only the net amount of dividend income will be used to purchase shares of our common stock that will be credited to such participant’s account.

We will indicate the amount of tax withheld on a participant’s statement of account. If a participant believes that the tax has been withheld in error, they may file a claim for refund with the Internal Revenue Service.

Plan of Distribution

The shares of our common stock issued under the Reinvestment Plan will be sold directly by us. As stated elsewhere in this prospectus supplement, participants will not pay any brokerage fees or commissions for shares of our common stock purchased under the Reinvestment Plan.

Persons who acquire shares of our common stock through the Reinvestment Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act, and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which they would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased.

Shares of our common stock may not be available under the Reinvestment Plan in all states or jurisdictions. This prospectus supplement does not constitute an offer to sell, or a solicitation of any offer to buy, any shares of our common stock in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

Independent Registered Public Accounting Firm

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of JPMorgan Chase for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of JPMorgan Chase for the three-month periods ended March 31, 2024 and 2023 and for the three-month and six-month periods ended June 30, 2024 and 2023 incorporated by reference in this prospectus supplement, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 1, 2024 and August 2, 2024, incorporated by reference in this prospectus supplement, state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

Legal Opinions

Certain legal matters will be passed upon for us by Morgan, Lewis & Bockius LLP.

Prospectus

$150,000,000,000

Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

Units

Up to $150,000,000,000, or the equivalent thereof in any other currency, of these securities may be offered from time to time, in amounts, on terms and at prices that will be determined at the time they are offered for sale. These terms and prices will be described in more detail in one or more supplements to this prospectus, which will be distributed at the time the securities are offered. Our common stock is listed on the New York Stock Exchange under the symbol “JPM.” The other securities that we may offer from time to time under this prospectus may be listed on the New York Stock Exchange or another national securities exchange, as specified in the applicable prospectus supplement.

You should read this prospectus and any supplement carefully before you invest. See the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q, and any risk factors described in an applicable prospectus supplement, for a discussion of risks you should consider in connection with an investment in any of the securities offered under this prospectus.

This prospectus may not be used to sell any of the securities unless it is accompanied by a prospectus supplement.

The securities may be sold to or through underwriters, through dealers or agents, directly to purchasers or through a combination of these methods. If an offering of securities involves any underwriters, dealers or agents, then the applicable prospectus supplement will name the underwriters, dealers or agents and will provide information regarding any fee, commission or discount arrangements made with those underwriters, dealers or agents.

These securities are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

These securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated April 11, 2022

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the terms of our securities, you should carefully read:

•	this prospectus, which explains the general terms of the securities we may offer;

•	the attached prospectus supplement, which gives the specific terms of the particular securities we are offering and may change or update information in this prospectus; and

•	the documents we have referred you to in “Where You Can Find More Information About JPMorgan Chase” on page 7 for information about our company and our financial statements.

Certain capitalized terms used in this summary are defined elsewhere in this prospectus.

JPMorgan Chase & Co.

JPMorgan Chase & Co., which we refer to as “JPMorgan Chase,” “we” or “us,” is a leading financial services firm based in the United States, with operations worldwide. JPMorgan Chase is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, JPMorgan Chase serves millions of customers in the United States, and many of the world’s most prominent corporate, institutional and government clients globally.

JPMorgan Chase is a financial holding company and was incorporated under Delaware law on October 28, 1968. JPMorgan Chase’s principal bank subsidiary is JPMorgan Chase Bank, N.A., a national bank with branches in 48 states and Washington, D.C. as of December 31, 2021. JPMorgan Chase’s principal nonbank subsidiary is J.P. Morgan Securities LLC, a U.S. broker-dealer. JPMorgan Chase’s principal operating subsidiary outside the United States is J.P. Morgan Securities plc, a U.K.-based subsidiary of JPMorgan Chase Bank, N.A.

To find out how to obtain more information about us, see “Where You Can Find More Information About JPMorgan Chase.”

Our principal executive offices are located at 383 Madison Avenue, New York, New York 10179 and our telephone number is (212) 270-6000.

The Securities We May Offer

This prospectus is part of a registration statement (the “registration statement”) that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we may offer from time to time up to $150,000,000,000, or the equivalent thereof in any other currency, of any of the following securities:

•	debt;

•	preferred stock;

•	depositary shares;

•	common stock;

•	warrants; and

•	units.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add to, update or change information contained in this prospectus. References to this prospectus or the prospectus supplement also means the information contained in other documents we have filed with the SEC and have referred you to in this prospectus. If this prospectus is inconsistent with the prospectus supplement, you should rely on the prospectus supplement. You should read this prospectus, the applicable prospectus supplement and the additional information that we refer you to, as discussed under “Where You Can Find More Information About JPMorgan Chase.”

Debt Securities

We may use this prospectus and an applicable prospectus supplement to offer our unsecured general debt obligations, which may be senior or subordinated. The senior debt securities will have the same rank as all of our other unsecured, unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our “Senior Indebtedness,” which includes the senior debt securities. For the definition of Senior Indebtedness, see “Description of Debt Securities—Subordinated Debt Securities—Subordination” beginning on page 15 below.

The senior debt securities will be issued under the indenture, dated as of October 21, 2010, as amended by the first supplemental indenture, dated as of January 13, 2017, between us and Deutsche Bank Trust Company Americas, as trustee. We refer to that indenture, as so amended, as the “senior indenture.” The subordinated debt securities will be issued under the subordinated indenture, dated as of March 14, 2014, as amended by the first supplemental indenture, dated as of January 13, 2017, between us and U.S. Bank Trust National Association, as trustee. We refer to that indenture, as so amended, as the “subordinated indenture” and, together with the senior indenture, the “indentures” and each an “indenture.” We have summarized below certain general features of the debt securities from the indentures. We encourage you to read the indentures, which are exhibits to the registration statement.

General Indenture Provisions that Apply to the Senior Debt Securities and the Subordinated Debt Securities

•	Each indenture allows us to issue different types of debt securities, including indexed securities.

•

Neither of the indentures limits the amount of debt securities that we may issue or provides you with any protection should there be a highly leveraged transaction, recapitalization or restructuring involving JPMorgan Chase.

•

The indentures allow us to consolidate or merge with another entity, or to convey, transfer or lease all or substantially all of our assets to another entity. If one of these events occurs and we are not the successor in the transaction, the successor will be required to assume our responsibilities relating to the debt securities and the indentures.

•

The indentures provide that holders of a majority of the total principal amount of outstanding debt securities of any series may vote to change certain of our obligations or certain of your rights concerning the debt securities of that series. However, to change the amount or timing of principal, interest or other payments under the debt securities of a series, every holder in the series affected by the change must consent.

•

If an event of default (as described below) occurs with respect to any series of debt securities, the trustee or holders of 25% of the outstanding principal amount of that series may declare the principal amount of the series immediately payable. However, holders of a majority of the principal amount may rescind this action.

General Indenture Provisions that Apply Only to Senior Debt Securities

We have agreed in the senior indenture that we and our subsidiaries will not sell, assign, transfer, grant a security interest in or otherwise dispose of the voting stock of JPMorgan Chase Bank, N.A., which we refer to as the “Bank”, and that the Bank will not issue its voting stock, unless the sale or issuance is for fair market value and we and our subsidiaries would own at least 80% of the voting stock of the Bank following the sale or issuance. This covenant would not prevent us from completing a merger, consolidation or sale of substantially all of our assets. In addition, this covenant would not prevent the merger or consolidation of the Bank into another domestic bank if JPMorgan Chase and its subsidiaries would own at least 80% of the voting stock of the successor entity after the merger or consolidation.

If we satisfy certain conditions in the senior indenture, we may discharge that indenture at any time by depositing with the trustee sufficient funds or government obligations to pay the senior debt securities when due.

Events of Default. The senior indenture provides that the following are events of default with respect to any series of senior debt securities:

•	default in the payment of principal of (or premium, if any, on) any senior debt securities of that series and continuance of that default for 30 days;

•	default in the payment of interest on any senior debt securities of that series and continuance of that default for 30 days;

•	specified events of bankruptcy, insolvency or reorganization of JPMorgan Chase; and

•	any other event of default specified with respect to senior debt securities of that series.

General Indenture Provisions that Apply Only to Subordinated Debt Securities

The subordinated debt securities will be subordinated to all “Senior Indebtedness,” which includes all of our indebtedness for money borrowed, except indebtedness that is stated not to be senior to, or that is stated to have the same rank as, the subordinated debt securities or other securities having the same rank as or that are subordinated to the subordinated debt securities.

Events of Default. The subordinated indenture provides that the following are events of default with respect to any series of subordinated debt securities:

•	specified events of bankruptcy, reorganization or insolvency of JPMorgan Chase; and

•	any other event specified with respect to subordinated debt securities of that series.

Preferred Stock and Depositary Shares

We may use this prospectus and an applicable prospectus supplement to offer our preferred stock, par value $1 per share, in one or more series. We will determine the dividend, voting, conversion and other rights of the series being offered, and the terms and conditions relating to the offering and sale of the series, at the time of the offer and sale. We may also issue preferred stock that will be represented by depositary shares.

Common Stock

We may use this prospectus and an applicable prospectus supplement to offer our common stock, par value $1 per share. Subject to the rights of holders of our preferred stock, holders of our common stock are entitled to receive dividends when declared by our board of directors (which may also refer to a board committee). Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.

Warrants

We may use this prospectus and an applicable prospectus supplement to offer warrants for the purchase of debt securities, preferred stock or common stock, which we refer to as “warrants.” We may issue warrants independently or together with other securities.

Units

We may use this prospectus and an applicable prospectus supplement to offer any combination of debt securities, preferred stock, depositary shares, common stock and warrants issued by us, debt obligations or other securities of an entity affiliated or not affiliated with us or other property together as units. In the applicable prospectus supplement, we will describe the particular combination of debt securities, preferred stock, depositary shares, common stock and warrants issued by us, or debt obligations or other securities of an entity affiliated or not affiliated with us or other property constituting any units, and any other specific terms of the units.

JPMorgan Chase is a Holding Company

We are a holding company that holds the stock of the Bank and an intermediate holding company, JPMorgan Chase Holdings LLC, which we refer to as the “IHC”. We conduct substantially all of our operations through subsidiaries, including the Bank and the IHC. As a result, claims of the holders of our securities will generally have a junior position to claims of creditors of our subsidiaries. Claims of our subsidiaries’ creditors other than JPMorgan Chase include substantial amounts of deposit liabilities, long-term debt and other liabilities. In addition, we are obligated to contribute to the IHC substantially all the net proceeds that we receive from the issuance of securities (including any securities offered by use of this prospectus), and the ability of the Bank and the IHC to make payments to us is limited. As a result of these arrangements, our ability to make various payments is dependent on our receiving dividends from the Bank and dividends and extensions of credit from the IHC. These limitations could affect our ability to pay interest on our debt securities, pay dividends on our preferred stock and common stock, redeem or repurchase outstanding securities, and fulfill our other payment obligations.

Conflicts of Interest

We own directly or indirectly all the outstanding equity securities of J.P. Morgan Securities LLC. The underwriting arrangements for any offering pursuant to this prospectus will comply with the requirements of Rule 5121 of the regulations of the Financial Industry Regulatory Authority (“FINRA”) regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with Rule 5121, J.P. Morgan Securities LLC may not make sales pursuant to this prospectus to any discretionary account without the prior approval of the customer.

WHERE YOU CAN FIND MORE INFORMATION

ABOUT JPMORGAN CHASE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the website maintained by the SEC at http://www.sec.gov. Such documents, reports and information are also available on our website: https://jpmorganchaseco.gcs-web.com/financial-information/sec-filings. Websites that are cited or referred to in this prospectus do not constitute part of this prospectus or any accompanying prospectus supplement.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede this information.

We incorporate by reference (i) the documents listed below and (ii) any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus until the termination of each offering under this prospectus is completed, other than, in each case, those documents or the portions of those documents which are furnished and not filed:

(a) Our Annual Report on Form 10-K for the year ended December 31, 2021;

(b) Our Current Reports on Form 8-K filed on January 3, 2022, January 14, 2022, January 20, 2022, January 25, 2022 and February 24, 2022;

(c) The descriptions of our common stock contained in our Registration Statement filed under Section 12 of the Securities Exchange Act of 1934 and any amendment or report filed for the purpose of updating that description, and any other Registration Statement on Form 8-A relating to any securities offered by this prospectus.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Office of the Secretary

JPMorgan Chase & Co.

4 New York Plaza

New York, New York 10004

212-270-6000

You should rely only on the information provided or incorporated by reference in this prospectus, any applicable prospectus supplement or in any related free writing prospectus that we prepare or authorize. We have not authorized anyone to provide you with any other information. We are not making an offer of securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of the applicable document.

IMPORTANT FACTORS THAT MAY AFFECT FUTURE RESULTS

From time to time, we have made and will make forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipate,” “target,” “expect,” “estimate,” “intend,” “plan,” “goal,” “believe,” or other words of similar meaning. Forward-looking statements provide our current expectations or forecasts of future events, circumstances, results or aspirations. Our disclosures in this prospectus, any prospectus supplement and any documents incorporated by reference into this prospectus may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We also may make forward-looking statements in our other documents filed or furnished with the SEC. In addition, our senior management may make forward-looking statements orally to investors, analysts, representatives of the media and others.

All forward-looking statements are, by their nature, subject to risks and uncertainties, many of which are beyond our control. JPMorgan Chase’s actual future results may differ materially from those set forth in our forward-looking statements. While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ from those in the forward-looking statements:

•	economic, financial, reputational and other impacts of the COVID-19 pandemic;

•	local, regional and global business, economic and political conditions and geopolitical events;

•	changes in laws, rules and regulatory requirements, including capital and liquidity requirements affecting our businesses, and our ability to address those requirements;

•	heightened regulatory and governmental oversight and scrutiny of our business practices, including dealings with retail customers;

•	changes in trade, monetary and fiscal policies and laws;

•	changes in the level of inflation;

•	changes in income tax laws, rules and regulations;

•	securities and capital markets behavior, including changes in market liquidity and volatility;

•	changes in investor sentiment or consumer spending or savings behavior;

•	our ability to manage effectively our capital and liquidity;

•	changes in credit ratings assigned to us or our subsidiaries;

•	damage to our reputation;

•	our ability to appropriately address social, environmental and sustainability concerns that may arise, including from our business activities;

•	our ability to deal effectively with an economic slowdown or other economic or market disruption, including, but not limited to, in the interest rate environment;

•	technology changes instituted by us, our counterparties or competitors;

•	the effectiveness of our control agenda;

•

our ability to develop or discontinue products and services, and the extent to which products or services previously sold by us require us to incur liabilities or absorb losses not contemplated at their initiation or origination;

•	acceptance of our new and existing products and services by the marketplace and our ability to innovate and to increase market share;

•	our ability to attract and retain qualified and diverse employees;

•	our ability to control expenses;

•	competitive pressures;

•	changes in the credit quality of our clients, customers and counterparties;

•	adequacy of our risk management framework, disclosure controls and procedures and internal control over financial reporting;

•	adverse judicial or regulatory proceedings;

•	changes in applicable accounting policies, including the introduction of new accounting standards;

•	our ability to determine accurate values of certain assets and liabilities;

•

occurrence of natural or man-made disasters or calamities, including health emergencies, the spread of infectious diseases, epidemics or pandemics, an outbreak or escalation of hostilities or other geopolitical instabilities, the effects of climate change or extraordinary events beyond our control, and our ability to deal effectively with disruptions caused by the foregoing;

•	our ability to maintain the security of our financial, accounting, technology, data processing and other operational systems and facilities;

•	our ability to withstand disruptions that may be caused by any failure of our operational systems or those of third parties; and

•	our ability to effectively defend ourselves against cyber attacks and other attempts by unauthorized parties to access our or our customers’ information or to disrupt our systems.

Additional factors that may cause future results to differ materially from forward-looking statements can be found in portions of our periodic and current reports filed with the SEC and incorporated by reference in this prospectus. These factors include, for example, those discussed under the caption “Risk Factors” in our most recent annual and quarterly reports, to which reference is hereby made.

Any forward-looking statements made by or on behalf of us in this prospectus, any applicable prospectus supplement or in a document incorporated by reference into this prospectus speak only as of the date of this prospectus, the prospectus supplement or the document incorporated by reference, as the case may be. We do not undertake to update any forward-looking statements. You should, however, consult any further disclosures of a forward-looking nature we may make in any subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we will contribute the net proceeds that we receive from the sale of the securities offered by use of this prospectus and the applicable prospectus supplement to the IHC, which will use those net proceeds for general corporate purposes. General corporate purposes may include investments in our subsidiaries, payments of dividends to us, extensions of credit to us or our subsidiaries or the financing of possible acquisitions or business expansion. Net proceeds may be temporarily invested pending application for their stated purpose. Interest on our debt securities (including interest on the debt securities offered by use of this prospectus) and dividends on our equity securities (including dividends on the preferred stock or common stock offered by use of this prospectus), as well as redemptions or repurchases of our outstanding securities, will be made using amounts we receive as dividends or extensions of credit from the IHC or as dividends from the Bank.

DESCRIPTION OF DEBT SECURITIES

General

We have described below some general terms that may apply to the debt securities we may offer by use of this prospectus and an applicable prospectus supplement. We will describe the particular terms of any debt securities we offer to you in the prospectus supplement relating to those debt securities.

The debt securities will be either senior debt securities or subordinated debt securities. The senior debt securities will be issued under the senior indenture, and the subordinated debt securities will be issued under the subordinated indenture. The debt securities and the indentures are governed by the laws of the State of New York.

The following summary is not complete. You should refer to the indentures, copies of which are exhibits to the registration statement.

The indentures do not limit the amount of debt securities that we may issue. Each of the indentures provides that we may issue debt securities up to the principal amount we authorize from time to time. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all Senior Indebtedness as defined below under “— Subordinated Debt Securities — Subordination.”

We are a holding company that holds the stock of the Bank and the IHC. We conduct substantially all of our operations through subsidiaries, including the Bank and the IHC. As a result, claims of the holders of our securities will generally have a junior position to claims of creditors of our subsidiaries. Claims of our subsidiaries’ creditors other than JPMorgan Chase include substantial amounts of deposit liabilities, long-term debt and other liabilities. In addition, we are obligated to contribute to the IHC substantially all the net proceeds that we receive from the issuance of securities (including any securities offered by use of this prospectus), and the ability of the Bank and the IHC to make payments to us is limited. As a result of these arrangements, our ability to make various payments is dependent on our receiving dividends from the Bank and dividends and extensions of credit from the IHC. These limitations could affect our ability to pay interest on our debt securities, pay dividends on our preferred stock and common stock, redeem or repurchase outstanding securities, and fulfill our other payment obligations.

We may issue the debt securities in one or more separate series of senior debt securities and/or subordinated debt securities. We will specify in the prospectus supplement relating to the particular series of debt securities being offered the particular amounts, prices and terms of those debt securities. These terms may include:

•	the title and type of the debt securities;

•	any limit on the aggregate principal amount or aggregate initial offering price of the debt securities;

•	the purchase price of the debt securities;

•	the dates on which the principal of the debt securities will be payable and the amount payable upon acceleration;

•	the interest rates of the debt securities, including the interest rates, if any, applicable to overdue payments, or the method for determining those rates;

•	the interest payment dates for the debt securities;

•	the places where payments may be made on the debt securities;

•	any mandatory or optional redemption provisions applicable to the debt securities;

•	any sinking fund or similar provisions applicable to the debt securities;

•	the authorized denominations of the debt securities, if other than $1,000 and integral multiples of $1,000;

•

if denominated in a currency other than U.S. dollars, the currency or currencies, including composite currencies, in which payments on the debt securities will be payable (which currencies may be different for principal, premium and interest payments);

•	any conversion or exchange provisions applicable to the debt securities;

•	any addition to, deletion from or change in the events of default applicable to the debt securities;

•	any addition to, deletion from or change in the covenants applicable to the debt securities; and

•	any other specific terms of the debt securities.

We may issue some of the debt securities as original issue discount debt securities. Original issue discount debt securities will bear no interest or will bear interest at a below-market rate and will be sold at a discount below their stated principal amount. The prospectus supplement will contain any special tax, accounting or other information relating to original issue discount debt securities. If we offer other kinds of debt securities, including debt securities linked to an index or payable in currencies other than U.S. dollars, the prospectus supplement relating to those debt securities will also contain any special tax, accounting or other information relating to those debt securities.

We will issue the debt securities only in registered form without coupons. The indentures permit us to issue debt securities of a series in certificated form or in permanent global form. You will not be required to pay a service charge for any transfer or exchange of debt securities, but we may require payment of any taxes or other governmental charges.

We will pay principal of, and premium, if any, and interest, if any, on the debt securities at the corporate trust office in New York City of our paying agent, The Bank of New York Mellon, or any successor paying agent that we may designate. You may also make transfers or exchanges of debt securities at that location. We also have the right to pay interest on any debt securities by check mailed to the registered holders of the debt securities at their registered addresses. In connection with any payment on a debt security, we may require the holder to certify information to us. In the absence of that certification, we may rely on any legal presumption to enable us to determine our responsibilities, if any, to deduct or withhold taxes, assessments or governmental charges from the payment.

The indentures do not limit our ability to enter into a highly leveraged transaction or provide you with any special protection in the event of such a transaction. In addition, neither of the indentures provides special protection in the event of a sudden or dramatic decline in our credit quality resulting from a takeover, recapitalization or similar restructuring of JPMorgan Chase.

We may issue debt securities upon the exercise of warrants or upon exchange or conversion of exchangeable or convertible debt securities. The prospectus supplement will describe the specific terms of any of those warrants or exchangeable or convertible securities. It will also describe the specific terms of the debt securities or other securities issuable upon the exercise, exchange or conversion of those securities. See “Description of Warrants” below.

Each of the indentures contains a provision that, if made applicable to any series of senior or subordinated debt securities, respectively, permits us to elect:

•	defeasance, which would discharge us from all of our obligations (subject to limited exceptions) with respect to any debt securities of that series then outstanding, and/or

•

covenant defeasance, which would release us from our obligations under specified covenants, including, with respect to any series of senior securities, the covenant described under “Senior Debt Securities—Limitation on Disposition of Stock of the Bank”.

To make either of the above elections, we must deposit in trust with the respective trustee money and/or U.S. government obligations (as defined below) which, through the payment of principal and interest in accordance with their terms, will provide sufficient money, without reinvestment, to repay in full those senior or subordinated debt securities, as the case may be. As used in the indentures, “U.S. government obligations” are: (1) direct obligations of the United States or of an agency or instrumentality of the United States, in either case that are, or are guaranteed as, full faith and credit obligations of the United States and that are not redeemable by the issuer; and (2) certain depositary receipts with respect to an obligation referred to in clause (1).

As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the senior or subordinated debt securities, as the case may be, will not recognize income, gain, or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if defeasance or covenant defeasance had not occurred. That opinion, in the case of defeasance but not covenant defeasance, must refer to and be based upon a ruling received by us from, or published by, the Internal Revenue Service or be based upon a change in applicable federal income tax law.

If we exercise our covenant defeasance option with respect to a particular series of debt securities, then even if there were a default under the defeased covenant, payment of those debt securities could not be accelerated. We may exercise our defeasance option with respect to a particular series of debt securities even if we previously had exercised our covenant defeasance option. If we exercise our defeasance option, payment of those debt securities may not be accelerated because of any event of default. If we exercise our covenant defeasance option and an acceleration were to occur, the realizable value at the acceleration date of the money and U.S. government obligations in the defeasance trust could be less than the principal and interest then due on those debt securities. This is because the required deposit of money and/or U.S. government obligations in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

We and the trustee under each indenture may modify that indenture with the consent of the holders of not less than a majority in principal amount of outstanding debt securities of any series issued under that indenture affected by the modification. However, without the consent of each affected holder, no such modification may:

•	change the stated maturity of any debt security;

•	reduce the principal amount of, or premium, if any, on, any debt security;

•	change the rate or method of computation of the interest on any debt security;

•	reduce the amount of the principal of an original issue discount debt security that would be due and payable upon a declaration of acceleration of the maturity thereof;

•	reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

•	change the currency or currencies in which any debt security is payable;

•	impair the right to institute suit for the enforcement of any payment on a debt security on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage of holders of outstanding debt securities of any series required to consent to any modification, amendment or any waiver under the applicable indenture; or

•	change the provisions in the applicable indenture that relate to its modification or amendment.

In addition, we and the trustee under each indenture may modify that indenture without the consent of the holders of debt securities of any series for any of the following purposes:

•	to evidence the succession of another company to us;

•	to add to our covenants or to surrender any right or power conferred upon us;

•	to add any additional events of default;

•	to permit or facilitate the issuance of debt securities in bearer form, certificated form or global form;

•

to add to, change or eliminate any of the provisions of the applicable indenture in respect of all or any series of debt securities, provided that any such addition, change or elimination will neither (i) apply to any debt security issued prior to the execution of such amendment and entitled to the benefit of such provision nor (ii) modify the rights of the holders of any such debt securities with respect to such provision;

•

to conform the text of the applicable indenture or any debt securities to any provision of the “Description of Debt Securities” in this prospectus or a similarly captioned section in any applicable prospectus supplement relating to the offering of debt securities;

•	to provide security for or a guarantee of any series of debt securities;

•	to establish the form or terms of any series of debt securities;

•	to provide for a successor trustee or the appointment of more than one trustee; or

•

to cure any ambiguity, to correct or supplement any provision of the applicable indenture which may be inconsistent with any other provision thereof, or to make any other provisions as we may deem necessary or desirable, provided such amendment does not adversely affect the interests of the holders of any series of debt securities in any material respect.

Each indenture allows us, without the consent of the holders of the debt securities of any series issued under that indenture, to consolidate or merge with any other entity, to convey, transfer or lease all or substantially all of our assets to another entity, or to permit another entity to merge into JPMorgan Chase, provided that:

(1) the successor is a corporation, association, company or business trust organized under U.S. laws;

(2) the successor, if not us, assumes our obligations on the debt securities and under the indentures;

(3) after giving effect to the transaction, no event of default (or, in the case of the senior debt securities, a covenant breach under the senior indenture), and no event which, after notice or lapse of time or both, would become an event of default (or, in the case of the senior debt securities, a covenant breach under the senior indenture), shall have occurred and be continuing; and

(4) other specified conditions are met.

In addition, each indenture allows us, without the consent of the holders of the debt securities of any series issued under that indenture, to convey, transfer or lease all or substantially all of our assets to one or more of our subsidiaries.

Senior Debt Securities

The senior debt securities will be direct, unsecured general obligations of JPMorgan Chase and will constitute Senior Indebtedness of JPMorgan Chase. For a definition of “Senior Indebtedness,” see “— Subordinated Debt Securities — Subordination” below.

Limitation on Disposition of Stock of the Bank. Unless otherwise specified in the prospectus supplement relating to a particular series of debt securities, the senior indenture contains a covenant by us that, so long as any of the senior debt securities are outstanding, neither we nor any Intermediate Subsidiary (as defined below) will sell, assign, grant a security interest in or otherwise dispose of any shares of voting stock of the Bank, or any securities convertible into, or options, warrants or rights to purchase shares of voting stock of the Bank, except to JPMorgan Chase or an Intermediate Subsidiary. In addition, the covenant provides that neither we nor any Intermediate

Subsidiary will permit the Bank to issue any shares of its voting stock, or securities convertible into, or options, warrants or rights to purchase shares of its voting stock, nor will we permit any Intermediate Subsidiary that owns any shares of voting stock of the Bank, or securities convertible into, or options, warrants or rights to purchase shares of the Bank’s voting stock, to cease to be an Intermediate Subsidiary.

The above covenant is subject to our rights in connection with a consolidation or merger of JPMorgan Chase with another entity or a conveyance, transfer or lease of all or substantially all of our assets to another entity. The covenant also will not apply if both:

(1) the disposition in question is made for fair market value, as determined by the board of directors of JPMorgan Chase or the Intermediate Subsidiary; and

(2) after giving effect to the disposition, we and any one or more of our Intermediate Subsidiaries will collectively own at least 80% of the issued and outstanding voting stock of the Bank or any successor to the Bank, free and clear of any security interest.

The above covenant also does not restrict the Bank from being consolidated with or merged into another domestic banking institution if, after the merger or consolidation, (A) JPMorgan Chase, or its successor, and any one or more Intermediate Subsidiaries own at least 80% of the voting stock of the resulting bank and (B) treating for purposes of the senior indenture the resulting bank as the Bank, no covenant breach, event of default or event which, after notice or lapse of time or both, would become a covenant breach or event of default, shall have happened and be continuing.

The senior indenture defines an “Intermediate Subsidiary” as a subsidiary (1) that is organized under the laws of any domestic jurisdiction and (2) of which all the shares of capital stock, and all securities convertible into, and options, warrants and rights to purchase shares of capital stock, are owned directly by JPMorgan Chase, free and clear of any security interest. As used above, “voting stock” means a class of stock having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees irrespective of the happening of a contingency.

Defaults and Waivers. Unless otherwise specified in the applicable prospectus supplement, under the senior indenture, any one of the following events will be an event of default with respect to the senior debt securities of any series:

(1) default in the payment of principal of (or premium, if any, on) any senior debt securities of that series and continuance of that default for 30 days;

(2) default in the payment of interest on any senior debt securities of that series and continuance of that default for 30 days;

(3) specified events of bankruptcy, insolvency or reorganization of JPMorgan Chase; and

(4) any other event of default specified with respect to senior debt securities of that series.

Senior debt securities issued by us prior to December 31, 2016 (the “Pre-2017 Senior Debt”) contain events of default that are different from those set forth above. In particular:

•	The events of default applicable to the Pre-2017 Senior Debt do not provide for a 30-day cure period with respect to any failure by us to pay the principal of those senior debt securities;

•

Most series of Pre-2017 Senior Debt contain an additional event of default that is applicable if we fail to perform any of the covenants contained in the terms and conditions of, or the governing instrument for, those senior debt securities and that failure continues for 90 days; and

•

The events of default applicable to certain series of Pre-2017 Senior Debt provide that specified events of bankruptcy, insolvency or reorganization of JPMorgan Chase Bank, N.A. would constitute an event of default with respect to those senior debt securities.

Accordingly, if we fail to pay the principal of any series of Pre-2017 Senior Debt when due, the holders of such senior debt securities would be entitled to declare their securities due and payable immediately, whereas holders of the senior debt securities of any series would not be entitled to accelerate those senior debt securities until 30 days after our failure to pay the principal of those senior debt securities. In addition, holders of the senior debt securities will not have the benefit of the additional events of default described above that are applicable to the Pre-2017 Senior Debt.

Under the senior indenture, if any event of default with respect to the senior debt securities of any series occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding senior debt securities of that series may declare the principal amount (or, if the senior debt securities of that series are original issue discount senior debt securities, a specified portion of the principal amount) of all senior debt securities of that series to be due and payable immediately. No such declaration is required upon certain specified events of bankruptcy, insolvency or reorganization. Subject to the conditions set forth in the senior indenture, the holders of a majority in principal amount of the outstanding senior debt securities of that series may annul the declaration and waive past defaults, except uncured payment defaults and other specified defaults.

We will describe in the prospectus supplement any particular provisions relating to the acceleration of the maturity of a portion of the principal amount of original issue discount senior debt securities upon an event of default.

Subordinated Debt Securities

The subordinated debt securities will be direct, unsecured general obligations of JPMorgan Chase. The subordinated debt securities will be subordinate and junior in right of payment to all Senior Indebtedness.

Unless otherwise provided in the prospectus supplement relating to a particular series of subordinated debt securities, holders of the subordinated debt securities may not accelerate the maturity of the subordinated debt securities, except in the event of our bankruptcy, reorganization or insolvency, and may not accelerate the subordinated debt securities if we fail to pay principal or interest or fail to perform any other agreement in the subordinated debt securities or the subordinated indenture. See “— Defaults and Waivers” below.

Subordination. The subordinated debt securities will be subordinate and junior in right of payment to all Senior Indebtedness whether outstanding on the date the subordinated indenture became effective or created, assumed or incurred after that date.

The subordinated indenture defines “Senior Indebtedness” to mean the principal of, and premium, if any, and interest on all of our indebtedness for money borrowed, including all indebtedness for money borrowed by another person that we guarantee; similar obligations arising from off-balance sheet guarantees and direct credit substitutes; all obligations for claims in respect of derivative products such as interest rate and foreign exchange contracts, commodity contracts and similar arrangements; and any deferrals, renewals or extensions of any of the foregoing. However, Senior Indebtedness does not include indebtedness that is stated not to be senior to or to have the same rank as the subordinated debt securities or other securities having the same rank as or that are subordinated to the subordinated debt securities. In particular, Senior Indebtedness does not include (A) the subordinated debt securities issued under the subordinated indenture, (B) the subordinated indebtedness issued under the amended and restated indenture, dated as of December 15, 1992, as amended, between us and U.S. Bank Trust National Association, as trustee, (C) the subordinated indebtedness issued under the indenture, dated as of October 21, 2010, between us and U.S. Bank Trust National Association, as trustee, and (D) other debt of JPMorgan Chase that is expressly stated to have the same rank as or not to rank senior to the subordinated debt securities or other securities having the same rank as or that are subordinated to the subordinated debt securities.

Under the subordinated indenture, we may not make any payment on the subordinated debt securities in the event:

•	we have failed to make full payment of all amounts of principal, and premium, if any, and interest, if any, due on all Senior Indebtedness; or

•

there shall exist any event of default on any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof or any event which, with notice or lapse of time or both, would become such an event of default.

In addition, upon our dissolution, winding-up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or otherwise) we must pay to the holders of Senior Indebtedness the full amounts of principal of, and premium, if any, and interest, if any, on the Senior Indebtedness before any payment or distribution is made on the subordinated debt securities.

No series of our subordinated debt securities (other than our outstanding junior subordinated indebtedness) is subordinated to any other series of subordinated debt securities or to any other subordinated indebtedness of JPMorgan Chase referred to above. However, due to the subordination provisions of the various series of subordinated indebtedness issued by us and our predecessor institutions, in the event of our dissolution, winding-up, liquidation, reorganization or insolvency, holders of the subordinated debt securities that may be offered by use of this prospectus and an applicable prospectus supplement may recover less, ratably, than holders of some of our other series of outstanding subordinated indebtedness and more, ratably, than holders of other series of our outstanding subordinated indebtedness. In addition, holders of the subordinated debt securities may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation or similar proceeding.

No Limitation on Disposition of Voting Stock of the Bank. The subordinated indenture does not contain a covenant prohibiting us from selling or otherwise disposing of any shares of voting stock of the Bank, or securities convertible into, or options, warrants or rights to purchase shares of voting stock of the Bank. The subordinated indenture also does not prohibit the Bank from issuing any shares of its voting stock or securities convertible into, or options, warrants or rights to purchase shares of its voting stock.

Defaults and Waivers. Unless otherwise specified in the prospectus supplement relating to a particular series of subordinated debt securities, the subordinated indenture defines an event of default with respect to any series of subordinated debt securities as follows:

•	specified events of bankruptcy, reorganization or insolvency of JPMorgan Chase; and

•	any other event specified with respect to subordinated debt securities of that series.

If any event of default with respect to subordinated debt securities of any series occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding subordinated debt securities of that series may declare the principal amount (or, if the subordinated debt securities of that series are original issue discount subordinated debt securities, a specified portion of the principal amount) of all subordinated debt securities of that series to be due and payable immediately. No such declaration is required upon certain specified events of bankruptcy, reorganization or insolvency. Subject to the conditions set forth in the subordinated indenture, the holders of a majority in principal amount of the outstanding subordinated debt securities of that series may annul the declaration and waive past defaults, except uncured payment defaults.

We will describe in the prospectus supplement any particular provisions relating to the acceleration of the maturity of a portion of the principal amount of original issue discount subordinated debt securities upon an event of default. In the event of the bankruptcy, liquidation, reorganization or insolvency of JPMorgan Chase, any right to enforce that payment in cash would be subject to the broad equity powers of a federal bankruptcy court and to its determination of the nature and status of the payment claims of the holders of the subordinated debt securities.

Unless otherwise provided in the prospectus supplement relating to a particular series of subordinated debt securities, there will be no right of acceleration of the payment of principal of the subordinated debt securities of that series upon a default in the payment of principal or interest or a default in the performance of any covenant or agreement in the subordinated debt securities or the subordinated indenture. In the event of a default in the payment of principal or interest or a default in the performance of any covenant or agreement in the subordinated debt securities or the subordinated indenture, the trustee may, subject to specified limitations and conditions, seek to enforce that payment or the performance of that covenant or agreement.

Covenant Breach

Under each indenture, a “covenant breach” would occur with respect to the debt securities of any series issued under that indenture if we fail to perform or breach any of the covenants contained in that indenture (in the case of the senior indenture, other than a failure to pay principal of or interest on the senior debt securities) and that failure or breach continues for 90 days after the trustee under that indenture or the holders of not less than 25% in principal amount of the outstanding debt securities of that series give written notice of that failure or breach. Under each indenture, neither the trustee nor the holders of the debt securities will be entitled to accelerate the maturity of the debt securities as a result of any covenant breach.

If a covenant breach or event of default with respect to the debt securities of any series occurs and is continuing, the relevant trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of those debt securities by such appropriate judicial proceedings as the trustee deems most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in the relevant indenture, in aid of the exercise of any power granted in that indenture, or to enforce any other proper remedy.

Limitation of Suits

Under each indenture, a holder of the debt securities of any series issued under that indenture will not have the right to institute any proceeding with respect to that indenture or those debt securities unless:

•	the holder has given the trustee written notice of a continuing covenant breach or event of default with respect to those debt securities;

•

the holders of not less than 25% in principal amount of those debt securities at the time outstanding have made a written request to the trustee to institute proceedings in respect of the covenant breach or event of default, and offered the trustee indemnity reasonably satisfactory to it; and

•

the trustee has not received from the holders of a majority in principal amount of those debt securities at the time outstanding a direction inconsistent with such request, and has failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity.

The foregoing limitations will not apply to any suit instituted by holders of the debt securities for the enforcement of any payment of principal or interest on or after the date when due.

Other Provisions of the Indentures

Each of the indentures requires the relevant trustee, within 90 days after the occurrence of a default known to it with respect to the debt securities of any series issued under that indenture, to give the holders of those debt securities notice of the default if uncured or not waived. The trustee may withhold the notice if it determines in good faith that the withholding of the notice is in the interest of those holders. However, the trustee may not withhold the notice in the case of a default in the payment of principal or interest. The trustee may not give the above notice until at least 60 days after the occurrence of a default in the performance of a covenant in the indenture, other than, in the case of the senior indenture, a covenant to pay principal of or interest on the senior debt securities. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, a covenant breach or event of default with respect to the debt securities.

Other than the duty to act with the required standard of care during a default, the trustee under each of the indentures is not obligated to exercise any of its rights or powers under that indenture at the request or direction of any of the holders of the debt securities issued under that indenture, unless the holders have offered to the trustee reasonable security or indemnity. Each of the indentures provides that the holders of a majority in principal amount of the debt securities issued under that indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee. However, the trustee may decline to act if the direction is contrary to law or the indenture, and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

Each of the indentures includes a covenant requiring us to file annually with the relevant trustee a certificate stating that there exists no covenant breach, event of default or event that is, or after notice or lapse of time or both would become, a covenant breach or event of default under the relevant indenture, or if any such default exists, specifying such default.

Information Concerning The Trustees

We and our subsidiaries may maintain deposits or conduct other banking transactions with the trustees under the senior indenture and the subordinated indenture in the ordinary course of business. Deutsche Bank Trust Company Americas is a trustee under certain of our existing indentures pursuant to which we have issued and outstanding series of senior debt securities. U.S. Bank Trust National Association is a trustee under certain of our existing indentures pursuant to which we have issued and outstanding series of subordinated debt securities.

Insolvency and Resolution Considerations

The debt securities offered by use of this prospectus constitute “loss-absorbing capacity” within the meaning of the rules issued by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Federal Reserve rules require that JPMorgan Chase & Co. (the “Parent Company”) maintain minimum levels of unsecured external long-term debt and other loss-absorbing capacity with specific terms for purposes of recapitalizing JPMorgan Chase’s operating subsidiaries if the Parent Company were to enter into a resolution either:

•	in a bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code, or

•	in a receivership administered by the Federal Deposit Insurance Corporation (“FDIC”) under Title II of the Dodd-Frank Act (“Title II”).

If the Parent Company were to enter into a resolution, holders of the debt securities offered by use of this prospectus and other debt and equity securities of the Parent Company will absorb the losses of the Parent Company and its subsidiaries.

The preferred “single point of entry” strategy under JPMorgan Chase’s resolution plan contemplates that only the Parent Company would enter bankruptcy proceedings. JPMorgan Chase’s subsidiaries would be recapitalized, as needed, so that they could continue normal operations or subsequently be divested or wound down in an orderly manner. As a result, the Parent Company’s losses and any losses incurred by its subsidiaries would be imposed first on holders of the Parent Company’s equity securities and thereafter on its unsecured creditors, including holders of the debt securities offered by use of this prospectus and other debt securities. Claims of holders of those securities would have a junior position to the claims of creditors of JPMorgan Chase’s subsidiaries and to the claims of priority (as determined by statute) and secured creditors of the Parent Company.

Accordingly, in a resolution of the Parent Company in bankruptcy, holders of the debt securities offered by use of this prospectus and other debt securities of the Parent Company would realize value only to the extent available to the Parent Company as a shareholder of JPMorgan Chase Bank, N.A. and its other subsidiaries, and only after any claims of priority and secured creditors of the Parent Company have been fully repaid.

The FDIC has similarly indicated that a single-point-of-entry recapitalization model could be a desirable strategy to resolve a systemically important financial institution, such as the Parent Company, under Title II. However, the FDIC has not formally adopted any specific resolution strategy.

If the Parent Company were to approach, or enter into, a resolution, none of the Parent Company, the Federal Reserve or the FDIC is obligated to follow JPMorgan Chase’s preferred resolution strategy, and losses to holders of the debt securities offered by use of this prospectus and other debt and equity securities of the Parent Company, under whatever strategy is ultimately followed, could be greater than they might have been under JPMorgan Chase’s preferred strategy.

DESCRIPTION OF PREFERRED STOCK

General

Under our certificate of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 200,000,000 shares of preferred stock, $1 par value per share, in one or more series, and to determine the voting powers and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each series. We may amend our certificate of incorporation to increase or decrease the number of authorized shares of preferred stock in a manner permitted by our certificate of incorporation and the Delaware General Corporation Law (“DGCL”). As of the date of this prospectus, we have the following issued and outstanding series of preferred stock, the terms of each of which we summarize below:

•	Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series I;

•	Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series Q;

•	Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series R;

•	Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series S;

•	Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series U;

•	Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series V;

•	Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series X;

•	Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series CC;

•	5.75% Non-Cumulative Preferred Stock, Series DD;

•	6.00% Non-Cumulative Preferred Stock, Series EE;

•	Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series FF;

•	4.75% Non-Cumulative Preferred Stock, Series GG;

•	Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series HH;

•	Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series II;

•	4.55% Non-Cumulative Preferred Stock, Series JJ;

•	3.65% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series KK;

•	4.625% Non-Cumulative Preferred Stock, Series LL; and

•	4.20% Non-Cumulative Preferred Stock, Series MM.

We will describe the particular terms of any series of preferred stock being offered in the prospectus supplement relating to that series of preferred stock. Those terms may include:

•	the number of shares being offered;

•	the title and liquidation preference per share;

•	the purchase price;

•	the dividend rate or method for determining that rate;

•	the dates on which dividends will be paid;

•	whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to accumulate;

•	any applicable redemption or sinking fund provisions;

•	any applicable conversion provisions;

•	whether we have elected to offer depositary shares representing that series of preferred stock; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights and restrictions applicable to that series of preferred stock.

If the terms of any series of preferred stock being offered differ from the terms set forth below, we will also disclose those different terms in the prospectus supplement relating to that series of preferred stock. The following summary is not complete. You should also refer to our certificate of incorporation and to the certificate of designations relating to the series of the preferred stock being offered for the complete terms of that series of preferred stock. A form of certificate of designations is filed as an exhibit to the registration statement. We will file the certificate of designations with respect to the particular series of preferred stock being offered with the SEC promptly after the offering of that series of preferred stock.

The preferred stock will, when issued against full payment of the purchase price relating to a series of preferred stock, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, in the event we liquidate, dissolve or wind-up our business, each series of preferred stock being offered will have the same rank as to dividends and distributions as our currently outstanding preferred stock and each other series of preferred stock we may offer in the future by use of this prospectus and an applicable prospectus supplement. The preferred stock will have no preemptive rights.

Dividend Rights

Holders of the preferred stock offered by use of this prospectus and an applicable prospectus supplement will be entitled to receive, when, as and if declared by our board of directors or any duly authorized committee of our board, cash dividends at the rates and on the dates set forth in the prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. We will pay each dividend to the holders of record as they appear on our stock register (or, if applicable, the records of the depositary referred to under “Description of Depositary Shares”) on record dates determined by our board of directors or a duly authorized committee of our board. Dividends on any series of preferred stock may be cumulative or noncumulative, as specified in the prospectus supplement. If a dividend is not declared on any series of preferred stock for which dividends are noncumulative, then the right of holders of that preferred stock to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not dividends are declared for any future dividend period.

Unless otherwise specified in the applicable prospectus supplement, each series of preferred stock that we offer by use of this prospectus and an applicable prospectus supplement will provide that we may not declare or pay or set aside for payment full dividends on any series of preferred stock ranking, as to dividends, equally with or junior to the series of preferred stock we are offering unless we have previously declared and paid or set aside for payment, or we contemporaneously declare and pay or set aside for payment, full dividends (including cumulative dividends still owing, if any) on the series of preferred stock we are offering for, in the case of a series of noncumulative preferred stock, the most recently completed dividend period, or, in the case of a series of cumulative preferred stock, all past dividend periods. If we fail to pay dividends in full as stated above, we may only declare dividends on equally ranking series of preferred stock pro rata so that the amount of dividends declared per share on the series of preferred stock we are offering and the equally ranking series bear to each other the same ratio that accumulated and unpaid dividends per share on the series being offered and the other series bear to each other. We will not pay interest or any sum of money instead of interest in respect of any dividend that is not declared, or if declared is not paid, on any series of preferred stock we are offering.

Unless otherwise specified in the applicable prospectus supplement, the preferred stock we offer by use of this prospectus and an applicable prospectus supplement will also provide that, unless we have paid or declared and set aside a sum sufficient for the payment thereof, in the case of a series of noncumulative preferred stock, full dividends on all outstanding shares of that preferred stock in respect of the most recently completed dividend period, or, in the case of a series of cumulative preferred stock, full dividends, including cumulative dividends, if any, owing on that preferred stock for all past dividend periods:

•

no dividend (other than a dividend in common stock or in any junior or equally ranking stock as to dividends and upon liquidation, dissolution or winding-up) will be declared or paid or a sum sufficient for the payment thereof set aside for such payment or other distribution declared or made upon our common stock or upon any junior or equally ranking stock as to dividends or upon liquidation, dissolution or winding-up, and

•

no common stock or other capital stock ranking junior or equally as to dividends or upon liquidation, dissolution or winding-up will be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such capital stock) by us, except:

(1)	by conversion into or exchange for capital stock ranking junior to the preferred stock being offered;

(2)	as a result of reclassification into capital stock ranking junior to the preferred stock being offered;

(3)

through the use of the proceeds of a substantially contemporaneous sale of shares of capital stock ranking junior to the preferred stock being offered or, in the case of capital stock ranking on a parity with the preferred stock being offered, through the use of the proceeds of a substantially contemporaneous sale of other shares of capital stock ranking on a parity with the preferred stock being offered;

(4)

in the case of capital stock ranking on a parity with the preferred stock being offered, pursuant to pro rata offers to purchase all or a pro rata portion of the shares of preferred stock being offered and such capital stock ranking on a parity with the preferred stock being offered;

(5)	in connection with the satisfaction of our obligations pursuant to any contract entered into in the ordinary course prior to the beginning of the most recently completed dividend period; or

(6)

any purchase, redemption or other acquisition of capital stock ranking junior to the preferred stock being offered pursuant to any of our or our subsidiaries’ employee, consultant or director incentive or benefit plans or arrangements (including any employment, severance or consulting arrangements) adopted before or after the issuance of the preferred stock being offered).

However, the foregoing will not restrict our ability or the ability of any of our affiliates to engage in underwriting, stabilization, market-making or similar transactions in our capital stock in the ordinary course of business. Subject to the conditions described above, and not otherwise, dividends (payable in cash, capital stock, or otherwise), as may be determined by our board of directors or a duly authorized committee of our board, may be declared and paid on our common stock and any other capital stock ranking junior to or on a parity with the preferred stock being offered from time to time out of any assets legally available for such payment, and the holders of the preferred stock being offered will not be entitled to participate in those dividends.

As used in this prospectus, “junior to the preferred stock being offered” and like terms refer to our common stock and any other class or series of our capital stock over which the preferred stock being offered has preference or priority, either as to dividends or upon liquidation, dissolution or winding-up, or both, as the context may require; “parity preferred stock” and “on a parity with the preferred stock being offered” and like terms refer to any class or series of our capital stock that ranks on a parity with the shares of the preferred stock being offered, either as to dividends or upon liquidation, dissolution or winding-up, or both, as the context may require; and “senior to the preferred stock being offered” and like terms refer to any class or series of our capital stock that ranks senior to the preferred stock being offered, either as to dividends or upon liquidation, dissolution or winding-up, or both, as the context may require.

Unless otherwise specified in the applicable prospectus supplement, we will compute the amount of dividends payable by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for any period greater or less than a full dividend period, other than the initial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

Rights Upon Liquidation

In the event of our voluntary or involuntary liquidation, dissolution or winding-up, holders of each series of preferred stock that we offer by use of this prospectus and an applicable prospectus supplement will be entitled to receive and to be paid out of our assets legally available for distribution to our stockholders the amount set forth in the prospectus supplement plus, in the case of a series of noncumulative preferred stock, an amount equal to any declared and unpaid dividends, without accumulation of undeclared dividends, if any, from the day following the immediately preceding dividend payment date, to, but not including, the date of the liquidating distribution, but without accumulation of any unpaid dividends for prior dividend periods, or, in the case of a series of cumulative preferred stock, an amount equal to any accumulated and unpaid dividends, whether or not declared, before we make any payment or distribution on our common stock or on any other capital stock ranking junior to the preferred stock offered by use of this prospectus and an applicable prospectus supplement, and any stock having the same rank as that series of preferred stock upon our liquidation, dissolution or winding-up. After the payment to such holders of the full preferential amounts to which they are entitled, such holders will have no right or claim to any of our remaining assets.

If, upon our voluntary or involuntary liquidation, dissolution or winding-up, we fail to pay in full the amounts payable with respect to preferred stock offered by use of this prospectus and an applicable prospectus supplement, and any stock having the same rank as that series of preferred stock, the holders of the preferred stock and of that other stock will share ratably in any such distribution of our assets in proportion to the full respective distributions to which they are entitled. For any series of preferred stock offered by use of this prospectus and an applicable prospectus supplement, neither the sale of all or substantially all of our property or business, nor our merger or consolidation into or with any other entity will be considered a liquidation, dissolution or winding-up.

Redemption

The applicable prospectus supplement will indicate whether the series of preferred stock offered by use of this prospectus and the applicable prospectus supplement is subject to redemption, in whole or in part, whether at our option or mandatorily and whether or not pursuant to a sinking fund. The redemption provisions that may apply to a series of preferred stock offered, including the redemption dates, the redemption prices for that series and whether those redemption prices will be paid in cash, stock or a combination of cash and stock, will be set forth in the prospectus supplement. If the redemption price is to be paid only from the proceeds of the sale of our capital stock, the terms of the series of preferred stock may also provide that, if our capital stock is not sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of preferred stock will automatically be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the prospectus supplement.

If we are redeeming fewer than all the outstanding shares of preferred stock of any series, whether by mandatory or optional redemption, our board of directors or any duly authorized committee of our board will determine the method for selecting the shares to be redeemed, which (unless otherwise specified in the applicable prospectus supplement) may be by lot or pro rata or in such other manner as the board of directors or any duly authorized committee of our board determines to be equitable. From and after the redemption date, dividends will cease to accumulate on the shares of preferred stock called for redemption up to the redemption date and all rights of the holders of those shares, except the right to receive the redemption price, will cease.

In the event that we fail to pay full dividends, including accumulated but unpaid dividends, if any, on any series of preferred stock offered, we may not redeem that series in part and we may not purchase or acquire any shares of that series of preferred stock, except by a purchase or exchange offer made on the same terms to all holders of that series of preferred stock.

Conversion Rights

The prospectus supplement will state the terms, if any, on which shares of the series of preferred stock offered by use of this prospectus and an applicable prospectus supplement are convertible into shares of our common stock or other securities. As described under “— Redemption” above, under certain circumstances, preferred stock may be mandatorily convertible into our common stock or another series of our preferred stock.

Voting Rights

Except as indicated below or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of the preferred stock offered by use of this prospectus and an applicable prospectus supplement will not be entitled to vote. Unless otherwise indicated in the prospectus supplement, each share of preferred stock of each series will be entitled to one vote on matters on which holders of that series of preferred stock are entitled to vote. However, as more fully described under “Description of Depositary Shares,” if we use this prospectus and an applicable prospectus supplement to offer depositary shares representing a fractional interest in a share of a series of preferred stock, each depositary share, in effect, will be entitled to that fraction of a vote, rather than a full vote. If (unless otherwise indicated in the prospectus supplement) each full share of any series of preferred stock offered is entitled to one vote, the voting power of that series will depend on the number of shares in that series, and not on the aggregate liquidation preference or initial offering price of the shares of that series of preferred stock.

Unless otherwise specified in a prospectus supplement, if, at any time or times, the equivalent of an aggregate of six quarterly dividends, whether or not consecutive, for any series of preferred stock being offered has not been paid, the number of directors constituting our board of directors will be automatically increased by two and the holders of each outstanding series of preferred stock with such voting rights, together with holders of such other shares of any other class or series of parity preferred stock outstanding at the time upon which like voting rights have been conferred and are exercisable, which we refer to as “voting parity stock,” voting together as a class, will be entitled to elect those additional two directors, which we refer to as “preferred directors,” at that annual meeting and at each subsequent annual meeting of stockholders until full dividends have been paid for at least four quarterly consecutive dividend periods. At that time such right will terminate, except as expressly provided in the applicable certificate of designations or by law, subject to revesting. Upon any termination of the right of the holders of shares of preferred stock being offered and voting parity stock as a class to vote for directors as provided above, the preferred directors will cease to be qualified as directors, the term of office of all preferred directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of preferred directors elected. Any preferred director may be removed and replaced at any time, with cause as provided by law or without cause by the affirmative vote of the holders of shares of preferred stock voting together as a class with the holders of shares of voting parity stock, to the extent the voting rights of such holders described above are then exercisable. Any vacancy created by removal with or without cause may be filled only as described in the preceding sentence. If the office of any preferred director becomes vacant for any reason other than removal, the remaining preferred director may choose a successor who will hold office for the unexpired term in respect of which such vacancy occurred.

So long as any shares of the preferred stock being offered remain outstanding, we will not, without the affirmative vote of the holders of at least 66 2/3% in voting power of the preferred stock being offered and any voting parity stock, voting together as a class, authorize, create or issue any capital stock ranking senior to the preferred stock being offered as to dividends or upon liquidation, dissolution or winding-up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. So long as any shares of the preferred stock being offered remain outstanding, we will not, without the affirmative vote of the holders of at least 66 2/3% in voting power of the preferred stock being offered, amend, alter or repeal any provision of the applicable certificate of designations or our certificate of incorporation, including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the preferred stock being offered.

Notwithstanding the foregoing, none of the following will be deemed to adversely affect the powers, preferences or special rights of the preferred stock being offered:

•

any increase in the amount of authorized common stock or authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on a parity with or junior to the preferred stock being offered as to dividends or upon liquidation, dissolution or winding-up;

•	a merger or consolidation of JPMorgan Chase with or into another entity in which the shares of the preferred stock being offered remain outstanding; and

•

a merger or consolidation of JPMorgan Chase with or into another entity in which the shares of the preferred stock being offered are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have powers, preferences and special rights that are not materially less favorable than the preferred stock being offered;

provided that if the amendment would adversely affect such series but not any other series of outstanding preferred stock, then the amendment will only need to be approved by holders of at least two-thirds of the shares of the series of preferred stock adversely affected.

Under regulations adopted by the Federal Reserve Board, if the holders of any series of our preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears, that series may then be deemed a “class of voting securities.” In such a case, a holder of 25% or more of the series, or a holder of 5% or more if that holder would also be considered to exercise a “controlling influence” over JPMorgan Chase, may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. In addition, (1) any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire or retain 5% or more of that series, and (2) any person other than a bank holding company may be required to provide notice to the Federal Reserve Board prior to acquiring or retaining 10% or more of that series.

Outstanding Series of Preferred Stock

Ranking. Each of our Series I Preferred Stock, Series Q Preferred Stock, Series R Preferred Stock, Series S Preferred Stock, Series U Preferred Stock, Series V Preferred Stock, Series X Preferred Stock, Series CC Preferred Stock, Series DD Preferred Stock, Series EE Preferred Stock, Series FF Preferred Stock, Series GG Preferred Stock, Series HH Preferred Stock, Series II Preferred Stock, Series JJ Preferred Stock, Series KK Preferred Stock, Series LL Preferred Stock and Series MM Preferred Stock (each as defined below, and collectively, the “Outstanding Preferred Stock”) ranks senior to our common stock as well as any of our other stock that states it is expressly made junior to such series of Outstanding Preferred Stock as to payment of dividends and distribution of assets upon our liquidation, dissolution, or winding up.

Dividends. We may not declare or pay or set apart for payment full dividends on any series of preferred stock ranking, as to dividends, equally with or junior to the Outstanding Preferred Stock unless we have previously declared and paid or set apart for payment full dividends on the Outstanding Preferred Stock for the most recently completed dividend period. When dividends are not paid in full on the Outstanding Preferred Stock and any series of preferred stock ranking equally as to dividends, all dividends upon the Outstanding Preferred Stock and such equally ranking series will be declared and paid pro rata.

With certain exceptions, unless we have paid or declared and set aside for payment full dividends on the Outstanding Preferred Stock for the most recently completed dividend period, we will not:

•	declare or make any dividend payment or distribution on any junior ranking stock, other than a dividend paid in junior ranking stock, or

•	redeem, purchase, otherwise acquire or set apart money for a sinking fund for the redemption of any junior or equally ranking stock, except by conversion into or exchange for junior ranking stock.

Rights Upon Liquidation. In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Outstanding Preferred Stock of each series will be entitled to receive liquidating distributions equal to the liquidation preference per share for such series, plus any declared and unpaid dividends, without accumulation of undeclared dividends, before we make any distribution of assets to the holders of our common stock or any other class or series of shares ranking junior to the Outstanding Preferred Stock of such series.

Redemption. We may redeem each series of Outstanding Preferred Stock on the dates and at the redemption prices set forth below. In addition, we may redeem each series of Outstanding Preferred Stock (other than the Series I Preferred Stock) in whole, but not in part, at a redemption price equal to the liquidation preference per share for each such series of Outstanding Preferred Stock, plus any declared and unpaid dividends, following the occurrence of a capital treatment event. For these purposes, “capital treatment event” means the good faith determination by JPMorgan Chase that, as a result of any:

•

amendment to, or change or any announced prospective change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any shares of such series of Outstanding Preferred Stock;

•	proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any shares of such series of Outstanding Preferred Stock; or

•

official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of any shares of such series of Outstanding Preferred Stock, there is more than an insubstantial risk that JPMorgan Chase will not be entitled to treat an amount equal to the full liquidation amount of all shares of such series of Outstanding Preferred Stock then outstanding as “additional Tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the appropriate federal banking agency, as then in effect and applicable, for as long as any share of such series of Outstanding Preferred Stock is outstanding. Redemption of any Outstanding Preferred Stock may be subject to our receipt of any required approvals from the Federal Reserve Board or any other regulatory authority.

Voting Rights. The Outstanding Preferred Stock has limited voting rights. Each share of Outstanding Preferred Stock has one vote whenever it is entitled to voting rights.

Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series I

On April 23, 2008, we issued an aggregate of 600,000 shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series I, $1 par value, with a liquidation preference of $10,000 per share (the “Series I Preferred Stock”). Shares of the Series I Preferred Stock are represented by depositary shares, each representing a one-tenth interest in a share of preferred stock of the series.

Dividends. Dividends on the Series I Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, from the date of issuance to, but excluding, April 30, 2018 at a rate of 7.90% per annum, payable semi-annually, in arrears, on April 30 and October 30 of each year, beginning on October 30, 2008. From and including April 30, 2018, dividends will be paid when, as, and if declared by our board of directors or such committee thereof at a floating rate equal to three-month LIBOR plus a spread of 3.47% per annum, payable quarterly, in arrears, on January 30, April 30, July 30 and October 30 of each year. Dividends on the Series I Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series I Preferred Stock may be redeemed on any dividend payment date on or after April 30, 2018, in whole or in part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends. On October 30, 2018 and October 30, 2019, we redeemed 169,925 and 137,000 outstanding shares, respectively, of the Series I Preferred Stock.

Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series Q

On April 23, 2013, we issued an aggregate of 150,000 shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series Q, $1 par value, with a liquidation preference of $10,000 per share (the “Series Q Preferred Stock”). Shares of the Series Q Preferred Stock are represented by depositary shares, each representing a one-tenth interest in a share of preferred stock of the series.

Dividends. Dividends on the Series Q Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, from the date of issuance to, but excluding, May 1, 2023 at a rate of 5.15% per annum, payable semi-annually, in arrears, on May 1 and November 1 of each year, beginning on November 1, 2013. From and including May 1, 2023, dividends will be paid when, as, and if declared by our board or such committee at a floating rate equal to three-month LIBOR plus a spread of 3.25% per annum, payable quarterly, in arrears, on February 1, May 1, August 1 and November 1 of each year, beginning on August 1, 2023. Dividends on the Series Q Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series Q Preferred Stock may be redeemed on any dividend payment date on or after May 1, 2023, in whole or from time to time in part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series Q Preferred Stock following the occurrence of a “capital treatment event”, as described above.

Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series R

On July 29, 2013, we issued an aggregate of 150,000 shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series R, $1 par value, with a liquidation preference of $10,000 per share (the “Series R Preferred Stock”). Shares of the Series R Preferred Stock are represented by depositary shares, each representing a one-tenth interest in a share of preferred stock of the series.

Dividends. Dividends on the Series R Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, from the date of issuance to, but excluding, August 1, 2023 at a rate of 6.00% per annum, payable semi-annually, in arrears, on February 1 and August 1 of each year, beginning on February 1, 2014. From and including August 1, 2023, dividends will be paid when, as, and if declared by our board or such committee at a floating rate equal to three-month LIBOR plus a spread of 3.30% per annum, payable quarterly, in arrears, on February 1, May 1, August 1 and November 1 of each year, beginning on November 1, 2023. Dividends on the Series R Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series R Preferred Stock may be redeemed on any dividend payment date on or after August 1, 2023, in whole or from time to time in part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series R Preferred Stock following the occurrence of a “capital treatment event”, as described above.

Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series S

On January 22, 2014, we issued an aggregate of 200,000 shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series S, $1 par value, with a liquidation preference of $10,000 per share (the “Series S Preferred Stock”). Shares of the Series S Preferred Stock are represented by depositary shares, each representing a one-tenth interest in a share of preferred stock of the series.

Dividends. Dividends on the Series S Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, from the date of issuance to, but excluding, February 1, 2024 at a rate of 6.750% per annum, payable semi-annually in arrears, on February 1 and August 1 of each year, beginning on February 1, 2014. From and including February 1, 2024, dividends will be paid when, as, and if declared by our board or such committee at a floating rate equal to three-month LIBOR plus a spread of 3.78% per annum, payable quarterly in arrears, on February 1, May 1, August 1 and November 1 of each year, beginning on May 1, 2024. Dividends on the Series S Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series S Preferred Stock may be redeemed on any dividend payment date on or after February 1, 2024, in whole or from time to time in part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series S Preferred Stock following the occurrence of a “capital treatment event,” as described above.

Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series U

On March 10, 2014, we issued an aggregate of 100,000 shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series U, $1 par value, with a liquidation preference of $10,000 per share (the “Series U Preferred Stock”). Shares of the Series U Preferred Stock are represented by depositary shares, each representing a one-tenth interest in a share of preferred stock of the series.

Dividends. Dividends on the Series U Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, from the date of issuance to, but excluding, April 30, 2024 at a rate of 6.125% per annum, payable semi-annually in arrears, on April 30 and October 30 of each year, beginning on October 30, 2014. From and including April 30, 2024, dividends will be paid when, as, and if declared by our board or such committee at a floating rate equal to three-month LIBOR plus a spread of 3.33% per annum, payable quarterly in arrears, on January 30, April 30, July 30 and October 30 of each year, beginning on July 30, 2024. Dividends on the Series U Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series U Preferred Stock may be redeemed on any dividend payment date on or after April 30, 2024, in whole or from time to time in part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series U Preferred Stock following the occurrence of a “capital treatment event,” as described above.

Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series V

On June 9, 2014, we issued an aggregate of 250,000 shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series V, $1 par value, with a liquidation preference of $10,000 per share (the “Series V Preferred Stock”). Shares of the Series V Preferred Stock are represented by depositary shares, each representing a one-tenth interest in a share of preferred stock of the series.

Dividends. Dividends on the Series V Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, from the date of issuance to, but excluding, July 1, 2019 at a rate of 5.00% per annum, payable semi-annually in arrears, on January 1 and July 1 of each year, beginning on January 1, 2015. From and including July 1, 2019, dividends will be paid when, as, and if declared by our board or such committee at a floating rate equal to three-month LIBOR plus a spread of 3.32% per annum, payable quarterly in arrears, on January 1, April 1, July 1 and October 1 of each year, beginning on October 1, 2019. Dividends on the Series V Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series V Preferred Stock may be redeemed on any dividend payment date on or after July 1, 2019, in whole or from time to time in part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series V Preferred Stock following the occurrence of a “capital treatment event,” as described above.

Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series X

On September 23, 2014, we issued an aggregate of 160,000 shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series X, $1 par value, with a liquidation preference of $10,000 per share (the “Series X Preferred Stock”). Shares of the Series X Preferred Stock are represented by depositary shares, each representing a one-tenth interest in a share of preferred stock of the series.

Dividends. Dividends on the Series X Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, from the date of issuance to, but excluding, October 1, 2024 at a rate of 6.10% per annum, payable semi-annually in arrears, on April 1 and October 1 of each year, beginning on April 1, 2015. From and including October 1, 2024, dividends will be paid when, as, and if declared by our board or such committee at a floating rate equal to three-month LIBOR plus a spread of 3.33% per annum, payable quarterly in arrears, on January 1, April 1, July 1 and October 1 of each year, beginning on January 1, 2025. Dividends on the Series X Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series X Preferred Stock may be redeemed on any dividend payment date on or after October 1, 2024, in whole or from time to time in part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series X Preferred Stock following the occurrence of a “capital treatment event,” as described above.

Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series CC

On October 20, 2017, we issued an aggregate of 125,750 shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series CC, $1 par value, with a liquidation preference of $10,000 per share (the “Series CC Preferred Stock”). Shares of the Series CC Preferred Stock are represented by depositary shares, each representing a one-tenth interest in a share of preferred stock of the series.

Dividends. Dividends on the Series CC Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, from the date of issuance to, but excluding, November 1, 2022 at a rate of 4.625% per annum, payable semi-annually in arrears, on May 1 and November 1 of each year, beginning on May 1, 2018. From and including November 1, 2022, dividends will be paid when, as, and if declared by our board or such committee at a floating rate equal to three-month LIBOR plus a spread of 2.58% per annum, payable quarterly in arrears, on February 1, May 1, August 1 and November 1 of each year, beginning on February 1, 2023. Dividends on the Series CC Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series CC Preferred Stock may be redeemed on any dividend payment date on or after November 1, 2022, in whole or from time to time in part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series CC Preferred Stock following the occurrence of a “capital treatment event,” as described above.

5.75% Non-Cumulative Preferred Stock, Series DD

On September 21, 2018, we issued an aggregate of 169,625 shares of 5.75% Non-Cumulative Preferred Stock, Series DD, $1 par value, with a liquidation preference of $10,000 per share (the “Series DD Preferred Stock”). Shares of the Series DD Preferred Stock are represented by depositary shares, each representing a 1/400th interest in a share of preferred stock of the series.

Dividends. Dividends on the Series DD Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, at a rate of 5.75% per annum, payable quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on December 1, 2018. Dividends on the Series DD Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series DD Preferred Stock may be redeemed on any dividend payment date on or after December 1, 2023, in whole or from time to time in part, at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series DD Preferred Stock following the occurrence of a “capital treatment event,” as described above.

6.00% Non-Cumulative Preferred Stock, Series EE

On January 24, 2019, we issued an aggregate of 185,000 shares of 6.00% Non-Cumulative Preferred Stock, Series EE, $1 par value, with a liquidation preference of $10,000 per share (the “Series EE Preferred Stock”). Shares of the Series EE Preferred Stock are represented by depositary shares, each representing a 1/400th interest in a share of preferred stock of the series.

Dividends. Dividends on the Series EE Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, at a rate of 6.00% per annum, payable quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on June 1, 2019. Dividends on the Series EE Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series EE Preferred Stock may be redeemed on any dividend payment date on or after March 1, 2024, in whole or from time to time in part, at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series EE Preferred Stock following the occurrence of a “capital treatment event,” as described above.

Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series FF

On July 31, 2019, we issued an aggregate of 250,000 shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series FF, $1 par value, with a liquidation preference of $10,000 per share (the “Series FF Preferred Stock”). Shares of the Series FF Preferred Stock are represented by depositary shares, each representing a one-tenth interest in a share of preferred stock of the series.

Dividends. Dividends on the Series FF Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, from the date of issuance to, but excluding, August 1, 2024 at a rate of 5.00% per annum, payable semi-annually in arrears on February 1 and August 1 of each year, beginning on February 1, 2020. From and including August 1, 2024, dividends will be paid when, as, and if declared by our board or such committee at a floating rate equal to a benchmark rate (which is expected to be Three-Month Term SOFR) plus a spread of 3.38% per annum, payable quarterly in arrears, on February 1, May 1, August 1 and November 1 of each year, beginning on November 1, 2024. Dividends on the Series FF Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series FF Preferred Stock may be redeemed on any dividend payment date on or after August 1, 2024, in whole or from time to time in part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series FF Preferred Stock following the occurrence of a “capital treatment event,” as described above.

4.75% Non-Cumulative Preferred Stock, Series GG

On November 7, 2019, we issued an aggregate of 90,000 shares of 4.75% Non-Cumulative Preferred Stock, Series GG, $1 par value, with a liquidation preference of $10,000 per share (the “Series GG Preferred Stock”). Shares of the Series GG Preferred Stock are represented by depositary shares, each representing a 1/400th interest in a share of preferred stock of the series.

Dividends. Dividends on the Series GG Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, at a rate of 4.75% per annum, payable quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on March 1, 2020. Dividends on the Series GG Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series GG Preferred Stock may be redeemed on any dividend payment date on or after December 1, 2024, in whole or from time to time in part, at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series GG Preferred Stock following the occurrence of a “capital treatment event,” as described above.

Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series HH

On January 23, 2020, we issued an aggregate of 300,000 shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series HH, $1 par value, with a liquidation preference of $10,000 per share (the “Series HH Preferred Stock”). Shares of the Series HH Preferred Stock are represented by depositary shares, each representing a one-tenth interest in a share of preferred stock of the series.

Dividends. Dividends on the Series HH Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, from the date of issuance to, but excluding, February 1, 2025 at a rate of 4.60% per annum, payable semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2020. From and including February 1, 2025, dividends will be paid when, as, and if declared by our board or such committee at a floating rate equal to a benchmark rate (which is expected to be Three-Month Term SOFR) plus a spread of 3.125% per annum, payable quarterly in arrears, on February 1, May 1, August 1 and November 1 of each year, beginning on May 1, 2025. Dividends on the Series HH Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series HH Preferred Stock may be redeemed on any dividend payment date on or after February 1, 2025, in whole or from time to time in part, at a redemption price equal to $10,000 per share

(equivalent to $1,000 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series HH Preferred Stock following the occurrence of a “capital treatment event,” as described above.

Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series II

On February 24, 2020, we issued an aggregate of 150,000 shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series II, $1 par value, with a liquidation preference of $10,000 per share (the “Series II Preferred Stock”). Shares of the Series II Preferred Stock are represented by depositary shares, each representing a one-tenth interest in a share of preferred stock of the series.

Dividends. Dividends on the Series II Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, from the date of issuance to, but excluding, April 1, 2025 at a rate of 4.00% per annum, payable semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2020. From and including April 1, 2025, dividends will be paid when, as, and if declared by our board or such committee at a floating rate equal to a benchmark rate (which is expected to be Three-Month Term SOFR) plus a spread of 2.745% per annum, payable quarterly in arrears, on January 1, April 1, July 1 and October 1of each year, beginning on July 1, 2025. Dividends on the Series II Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series II Preferred Stock may be redeemed on any dividend payment date on or after April 1, 2025, in whole or from time to time in part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series II Preferred Stock following the occurrence of a “capital treatment event,” as described above.

4.55% Non-Cumulative Preferred Stock, Series JJ

On March 17, 2021, we issued an aggregate of 150,000 shares of 4.55% Non-Cumulative Preferred Stock, Series JJ, $1 par value, with a liquidation preference of $10,000 per share (the “Series JJ Preferred Stock”). Shares of the Series JJ Preferred Stock are represented by depositary shares, each representing a 1/400th interest in a share of preferred stock of the series.

Dividends. Dividends on the Series JJ Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, at a rate of 4.55% per annum, payable quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on June 1, 2021. Dividends on the Series JJ Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series JJ Preferred Stock may be redeemed on any dividend payment date on or after June 1, 2026, in whole at any time or from time to time in part, at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series JJ Preferred Stock following the occurrence of a “capital treatment event,” as described above.

3.65% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series KK

On May 12, 2021, we issued an aggregate of 200,000 shares of 3.65% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series KK, $1 par value, with a liquidation preference of $10,000 per share (the “Series KK Preferred Stock”). Shares of the Series KK Preferred Stock are represented by depositary shares, each representing a one-tenth interest in a share of preferred stock of the series.

Dividends. Dividends on the Series KK Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on September 1, 2021. From the date of issuance to, but excluding, June 1, 2026, dividends will accrue at a rate equal to 3.65% per annum, and thereafter, for each reset period, at a rate equal to a five-year treasury rate as of the most recent reset dividend determination date plus a spread of 2.85% per annum. Dividends on the Series KK Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series KK Preferred Stock may be redeemed on any dividend payment date on or after June 1, 2026, in whole at any time or from time to time in part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series KK Preferred Stock following the occurrence of a “capital treatment event,” as described above.

4.625% Non-Cumulative Preferred Stock, Series LL

On May 20, 2021, we issued an aggregate of 185,000 shares of 4.625% Non-Cumulative Preferred Stock, Series LL, $1 par value, with a liquidation preference of $10,000 per share (the “Series LL Preferred Stock”). Shares of the Series LL Preferred Stock are represented by depositary shares, each representing a 1/400th interest in a share of preferred stock of the series.

Dividends. Dividends on the Series LL Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, at a rate of 4.625% per annum, payable quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on September 1, 2021. Dividends on the Series LL Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series LL Preferred Stock may be redeemed on any dividend payment date on or after June 1, 2026, in whole at any time or from time to time in part, at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series LL Preferred Stock following the occurrence of a “capital treatment event,” as described above.

4.20% Non-Cumulative Preferred Stock, Series MM

On July 29, 2021, we issued an aggregate of 200,000 shares of 4.20% Non-Cumulative Preferred Stock, Series MM, $1 par value, with a liquidation preference of $10,000 per share (the “Series MM Preferred Stock”). Shares of the Series MM Preferred Stock are represented by depositary shares, each representing a 1/400th interest in a share of preferred stock of the series.

Dividends. Dividends on the Series MM Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, at a rate of 4.20% per annum, payable quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on December 1, 2021. Dividends on the Series MM Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series MM Preferred Stock may be redeemed on any dividend payment date on or after September 1, 2026, in whole at any time or from time to time in part, at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series MM Preferred Stock following the occurrence of a “capital treatment event,” as described above.

DESCRIPTION OF DEPOSITARY SHARES

General. We may, at our option, elect to offer depositary shares representing fractional interests in shares of preferred stock. If we do, we will arrange the issuance by a depositary of receipts for depositary shares, and each of those depositary shares will represent a fractional interest in a share of a particular series of preferred stock. We will specify that fractional interest in the applicable prospectus supplement.

The shares of any series of preferred stock underlying the depositary shares offered by use of this prospectus and an applicable prospectus supplement will be deposited under a deposit agreement between us and a depositary selected by us. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in the share of preferred stock underlying that depositary share, to all the powers, preferences and rights of the preferred stock underlying that depositary share, in proportion to the applicable fractional interest in a share of the preferred stock which those depositary shares represent. Those rights include dividend, voting, redemption, conversion and liquidation rights.

The depositary shares offered by use of this prospectus and an applicable prospectus supplement will be evidenced by depositary receipts issued under the deposit agreement. The depositary will issue depositary receipts to those persons who purchase the fractional interests in the preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that are filed as exhibits to the registration statement.

Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of related depositary receipts in proportion to the number of depositary shares owned by those holders.

If we make a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution as nearly as practicable in proportion to the number of depositary shares held by each holder, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, adopt a method of distribution that it deems practicable, including the sale of the property and distribution of the net proceeds from the sale to the applicable holders of the depositary receipts.

Redemption of Depositary Shares. Upon redemption, in whole or in part, of shares of any series of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock.

Depositary shares called for redemption will no longer be outstanding after the applicable redemption date, and all rights of the holders of those depositary shares will cease, except the right to receive any money, securities, or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.

Voting the Preferred Stock. Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares representing that preferred stock. Each record holder of those depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying that holder’s depositary shares. The depositary will try, to the extent practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing the preferred stock.

Amendment and Termination of the Deposit Agreement. We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time regarding any depositary shares offered by use of this prospectus and an applicable prospectus supplement. However, any amendment that materially and adversely alters the rights of the holders of depositary shares or would be materially and adversely inconsistent with the rights granted to holders of the underlying preferred stock pursuant to our certificate of incorporation will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if:

•	all outstanding depositary shares have been redeemed; or

•

there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements regarding any depositary shares offered by use of this prospectus and an applicable prospectus supplement. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay transfer and other taxes and governmental charges and other charges with respect to their depositary receipts as expressly provided in the deposit agreement.

Resignation and Removal of Depositary. The depositary for the depositary shares offered by use of this prospectus and an applicable prospectus supplement may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal.

Miscellaneous. The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performing in good faith our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding relating to any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons we believe to be competent, and on documents we believe to be genuine.

DESCRIPTION OF COMMON STOCK

As of the date of this prospectus, we are authorized to issue up to 9,000,000,000 shares of common stock. As of December 31, 2021, we had 2,944,149,145 shares of common stock issued and outstanding (which excludes 1,160,784,750 shares held in treasury).

The following summary is not complete. You should refer to the applicable provisions of our certificate of incorporation and to the DGCL for a complete statement of the terms and rights of our common stock.

Dividends. Holders of common stock are entitled to receive dividends if, as and when declared by our board of directors out of funds legally available for payment, subject to the rights of holders of our preferred stock.

Voting Rights. Each holder of common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock under its applicable certificate of designations and applicable law, all voting rights are vested in the holders of shares of our common stock. Holders of shares of our common stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors and the holders of the remaining shares will not be able to elect any directors.

Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share equally in any of our assets available for distribution after we have paid in full all of our debts and after the holders of all series of our outstanding preferred stock have received their liquidation preferences in full.

Miscellaneous. The issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights or to the benefit of any sinking funds. Our common stock is not convertible into shares of any other class of our capital stock. Computershare Inc is the transfer agent, registrar and dividend disbursement agent for our common stock.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock or common stock. We may issue warrants independently or together with debt securities, preferred stock, common stock or other securities, other property or any combination of those securities in the form of units. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company (which may be the Bank), as warrant agent. The warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation to, or relationship of agency or trust for or with, any registered holders or beneficial owners of warrants. This summary of certain provisions of the warrants and the warrant agreement is not complete. You should refer to the warrant agreement relating to the specific warrants being offered, including the forms of warrant certificates representing those warrants, for the complete terms of the warrant agreement and the warrants. Forms of those documents are filed as exhibits to the registration statement.

Each warrant will entitle the holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. The exercise price may be subject to adjustment upon the occurrence of certain events, as set forth in the prospectus supplement. We will also specify in the prospectus supplement the place or places where, and the manner in which, warrants may be exercised. After the close of business on the expiration date of the warrants, unexercised warrants will become void.

Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock, as the case may be, that may be purchased upon exercise of those warrants, including, (1) in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, and premium, if any, or interest, if any, on those debt securities or to enforce covenants in the senior indenture or subordinated indenture, as the case may be, or (2) in the case of warrants for the purchase of preferred stock or common stock, the right to receive payments of dividends, if any, on that preferred stock or common stock or to exercise any applicable right to vote.

DESCRIPTION OF UNITS

We may issue units that will consist of any combination of debt securities, preferred stock, common stock and warrants issued by us, depositary shares representing preferred stock issued by us, debt obligations or other securities of an entity affiliated or not affiliated with us or other property. We may issue units in one or more series, which will be described in the applicable prospectus supplement. Each series of units will be issued under a separate unit agreement to be entered into between us and a bank or trust company (which may be the Bank), as unit agent. The below summary of certain provisions of the units and unit agreements is not complete. You should refer to the unit agreement for the complete terms of the unit agreement and the units. Forms of those documents will be filed as exhibits to or incorporated by reference in the registration statement.

Unless otherwise specified in the applicable prospectus supplement, each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. We will describe the particular terms of any series of units being offered in the prospectus supplement relating to that series of units. Those terms may include:

•

the designation and the terms of the units and any combination of debt securities, preferred stock, common stock and warrants issued by us, depositary shares representing preferred stock issued by us, debt obligations or other securities of an entity affiliated or not affiliated with us or other property constituting the units, including and whether and under what circumstances the debt securities, preferred stock, common stock and warrants issued by us, depositary shares representing preferred stock issued by us, debt obligations or other securities of an entity affiliated or not affiliated with us or other securities may be traded separately;

•	any additional terms of the governing unit agreement;

•

any additional provisions for the issuance, payment, settlement, transfer or exchange of the units or of the debt securities, preferred stock, common stock and warrants issued by us, depositary shares representing preferred stock issued by us, debt obligations or other securities of an entity affiliated or not affiliated with us or other property constituting the units; and

•	any applicable U.S. federal income tax consequences.

The terms and conditions described under “Description of Debt Securities,” “Description of Preferred Stock,” “Description of Common Stock” and “Description of Warrants” will apply to each unit and to any debt securities, preferred stock, common stock or warrants issued by us, depositary shares representing preferred stock issued by us, debt obligations or other securities of an entity affiliated or not affiliated with us or other property included in each unit, unless otherwise specified in the applicable prospectus supplement.

An investment in units may involve special risks, including risks associated with indexed securities and currency-related risks if the securities comprising the units are linked to an index or are payable in or otherwise linked to a non-U.S. dollar currency.

BOOK-ENTRY ISSUANCE

We may issue series of any securities as global securities and deposit them with a depositary with respect to that series for settlement and clearance through a book-entry settlement system, as indicated in the applicable prospectus supplement. The following is a summary of the depositary arrangements applicable to securities issued in permanent global form and for which The Depository Trust Company (“DTC”) will act as depositary (the “global securities”).

Each global security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global securities will not be exchangeable for certificated securities.

Only institutions that have accounts with DTC or its nominee (“DTC participants”) or persons that may hold interests through DTC participants may own beneficial interests in a global security. DTC will maintain records evidencing ownership of beneficial interests by DTC participants in the global securities and transfers of those ownership interests. DTC participants will maintain records evidencing ownership of beneficial interests in the global securities by persons that hold through those DTC participants and transfers of those ownership interests within those DTC participants. DTC has no knowledge of the actual beneficial owners of the securities. You will not receive written confirmation from DTC of your purchase, but we do expect that you will receive written confirmations providing details of the transaction, as well as periodic statements of your holdings, from the DTC participant through which you entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of those securities in certificated form. Those laws may impair your ability to transfer beneficial interests in a global security.

DTC has advised us that upon the issuance of a global security and the deposit of that global security with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the respective principal amounts or number of shares represented by that global security to the accounts of DTC participants.

We will make payments on securities represented by a global security to DTC or its nominee, as the case may be, as the registered owner and holder of the global security representing those securities. DTC has advised us that upon receipt of any payment on a global security, DTC will immediately credit accounts of DTC participants with payments in amounts proportionate to their respective beneficial interests in that security, as shown in the records of DTC. Standing instructions and customary practices will govern payments by DTC participants to owners of beneficial interests in a global security held through those DTC participants, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Those payments will be the sole responsibility of those DTC participants, subject to any statutory or regulatory requirements in effect from time to time.

None of JPMorgan Chase, the trustees, the depositary or any of our respective agents will have any responsibility or liability for any aspect of the records of DTC, any nominee or any DTC participant relating to, or payments made on account of, beneficial interests in a global security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any DTC participant relating to those beneficial interests.

A global security is exchangeable for certificated securities registered in the name of a person other than DTC or its nominee only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or DTC ceases to be registered under the Securities Exchange Act of 1934;

•	we determine in our discretion that the global security will be exchangeable for certificated securities in registered form; or

•

if applicable to the particular type of security, there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the securities.

Any global security that is exchangeable as described in the preceding sentence will be exchangeable in whole for certificated securities in registered form, and, in the case of global debt securities, of like tenor and of an equal aggregate principal amount as the global security, in denominations of $1,000 and integral multiples of $1,000 (or in denominations and integral multiples as otherwise specified in the applicable prospectus supplement). The registrar for the securities will register the certificated securities in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from DTC participants with respect to ownership of beneficial interests in the global security. In the case of global debt securities, we will make payment of any principal and interest on the certificated securities and will register transfers and exchanges of those certificated securities at the corporate trust office of The Bank of New York Mellon or any successor paying agent that we may designate. However, we may elect to pay interest by check mailed to the address of the person entitled to that interest payment as of the record date, as shown on the register for the securities.

Except as provided above, as an owner of a beneficial interest in a global security, you will not be entitled to receive physical delivery of securities in certificated form and will not be considered a holder of securities for any purpose under either of the indentures. No global security will be exchangeable except for another global security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, you must rely on the procedures of DTC and the DTC participant through which you own your interest to exercise any rights of a holder under the global security or the applicable indenture.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security desires to take any action that a holder is entitled to take under the securities or the indentures, DTC would authorize the DTC participants holding the relevant beneficial interests to take that action, and those DTC participants would authorize beneficial owners owning through those DTC participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us that DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934.

If specified in the applicable prospectus supplement, investors may elect to hold interests in the global securities deposited with DTC outside the United States through Clearstream Banking, S.A. (“Clearstream”) or Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”), if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries. Those depositaries in turn hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Unless otherwise specified in the prospectus supplement, The Bank of New York Mellon will act as depositary for each of Clearstream and Euroclear in the case of global debt securities.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry transfers between their accounts. Clearstream provides its participants with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries through established depository and custodial relationships. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Clearstream’s participants in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Clearstream participants.

Distributions with respect to interests in global securities held through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear has advised us that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV under contract with Euroclear plc, a U.K. corporation. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Distributions with respect to interests in global securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear’s terms and conditions and operating procedures and applicable Belgian law, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

Unless otherwise specified in a prospectus supplement with respect to a particular series of global securities, initial settlement for global securities will be made in immediately available funds. DTC participants will conduct secondary market trading with other DTC participants in the ordinary way in accordance with DTC rules. Thereafter, secondary market trades will settle in immediately available funds using DTC’s same day funds settlement system.

If the prospectus supplement specifies that interests in the global securities may be held through Clearstream or Euroclear, Clearstream customers and/or Euroclear participants will conduct secondary market trading with other Clearstream customers and/or Euroclear participants in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear. Thereafter, secondary market trades will settle in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by the U.S. depositary for that system; however, those cross-market transactions will require delivery by the counterparty in the relevant European international clearing system of instructions to that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary for that system to take action to effect final settlement on its behalf by delivering or receiving interests in global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of interests in global securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Those credits or any transactions in global securities settled during that processing will be reported to the relevant Euroclear participants or Clearstream customers on that business day. Cash received in Clearstream or Euroclear as a result of sales of interests in global securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the procedures described above in order to facilitate transfers of interests in global securities among DTC participants, Clearstream and Euroclear, they are under no obligation to perform those procedures and those procedures may be discontinued at any time.

Special Provisions Relating to Certain Foreign Currency Securities

If specified in the applicable prospectus supplement, book-entry securities denominated in currencies other than U.S. dollars may be held directly through participants in the systems of Clearstream or Euroclear, or indirectly through organizations that are participants in such systems. Such securities will be issued in the form of one or more global certificates (the “international global securities”), which will be registered in the name of a nominee for, and shall be deposited with, a common depositary for Clearstream and/or Euroclear. If a particular tranche or series of securities is issued utilizing both a global security and an international global security, in order to allow transfers between account holders utilizing the different book-entry systems the registrar will adjust the amounts of the global securities on the register for the accounts of the nominees for the respective systems.

Unless otherwise specified in the applicable prospectus supplement, with respect to an international global security, distributions of principal and interest for a global debt security and dividends for a global equity security will be credited, in the specified currency, to the extent received by Clearstream or Euroclear, to the cash accounts of Clearstream or Euroclear customers in accordance with the relevant system’s rules and procedures. If the prospectus supplement provides for both a global security and an international global security or if a beneficial interest in a global security is held by a participant in Clearstream or Euroclear, then a holder of a beneficial interest in a global security will receive all payments in U.S. dollars in accordance with DTC’s rules and procedures, unless it has, or participants through which it holds its beneficial interest have, made other arrangements.

Relationship of Accountholders with Clearing Systems

Unless otherwise specified in the applicable prospectus supplement, each of the persons shown in the records of Clearstream, Euroclear or any other clearing system as the holder of the securities represented by the global securities must look solely to Clearstream or Euroclear for such holder’s share of each payment made by or on behalf of JPMorgan Chase to Clearstream or Euroclear, and in relation to all other rights arising under the global securities, subject to and in accordance with the respective rules and procedures of Clearstream or Euroclear. Such persons shall have no claim directly against JPMorgan Chase in respect of payments due on the securities for so long as the securities are represented by global securities and such obligations of JPMorgan Chase will be discharged by payment to Clearstream or Euroclear in respect of each amount so paid.

PLAN OF DISTRIBUTION

We may sell the debt securities, preferred stock, depositary shares, common stock, warrants or units being offered by use of this prospectus and an applicable prospectus supplement:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

We will set forth the terms of the offering of any securities being offered in the applicable prospectus supplement.

If we utilize underwriters in an offering of securities using this prospectus, we will execute an underwriting agreement with those underwriters. The underwriting agreement will provide that the obligations of the underwriters with respect to a sale of the offered securities are subject to certain conditions precedent and that the underwriters will be obligated to purchase all the offered securities if any are purchased, other than securities subject to an underwriter’s overallotment option. Underwriters may sell those securities to or through dealers. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers from time to time. If we utilize underwriters in an offering of securities using this prospectus, the applicable prospectus supplement will contain a statement regarding the intention, if any, of the underwriters to make a market in the offered securities.

If we utilize a dealer in an offering of securities using this prospectus, we will sell the offered securities to the dealer, as principal. The dealer may then resell those securities to the public at a fixed price or at varying prices to be determined by the dealer at the time of resale.

We may also use this prospectus to offer and sell securities through agents designated by us from time to time. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

Underwriters, dealers or agents participating in a distribution of securities by use of this prospectus and an applicable prospectus supplement may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities, whether received from us or from purchasers of offered securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

Under agreements that we may enter into, underwriters, dealers or agents who participate in the distribution of securities by use of this prospectus and an applicable prospectus supplement may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that those underwriters, dealers or agents may be required to make.

We may offer to sell securities either at a fixed price or at prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Underwriters, dealers, agents or their affiliates may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

Our direct or indirect wholly-owned subsidiaries, including J.P. Morgan Securities LLC, may use this prospectus and the applicable prospectus supplement in connection with offers and sales of securities in the secondary market. Those subsidiaries may act as principal or agent in those transactions. Secondary market sales will be made at prices related to prevailing market prices at the time of sale.

We may also use this prospectus to directly solicit offers to purchase securities. Except as set forth in the applicable prospectus supplement, none of our directors, officers, or employees nor those of our bank subsidiaries will solicit or receive a commission in connection with those direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

Conflicts of Interest

We own directly or indirectly all the outstanding equity securities of J.P. Morgan Securities LLC. The underwriting arrangements for any offering pursuant to this prospectus will comply with the requirements of Rule 5121 of the regulations of FINRA regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with Rule 5121, J.P. Morgan Securities LLC may not make sales pursuant to this prospectus to any discretionary account without the prior approval of the customer.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of JPMorgan Chase & Co. for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL OPINIONS

Simpson Thacher & Bartlett LLP, New York, New York, will provide an opinion for us regarding the validity of the offered securities and Cravath, Swaine & Moore LLP, New York, New York, will provide such an opinion for the underwriters. Cravath, Swaine & Moore LLP acts as legal counsel to us and our subsidiaries in a substantial number of matters on a regular basis.